Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

BAE SYSTEMS INTEGRATED DEFENSE SOLUTIONS INC.,
as Seller,

ARMTEC COUNTERMEASURES CO.
as Buyer,

and

ESTERLINE TECHNOLOGIES CORPORATION,
as Guarantor

Dated as of July 12, 2002

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5.6.	Events Subsequent to Date of Balance Sheet	22
5.7.	Inventory	23
5.8.	Accounts Receivable	23
5.9.	Material Contracts	24
5.10.	Real and Tangible Personal Property	25
5.11.	Intellectual Property	25
5.12.	Tax Matters	26
5.13.	Litigation	26
5.14.	Employees	27
5.15.	Employee and Labor Relations	27
5.16.	Employee Plans	27
5.17.	Environmental and Safety Matters	29
5.18.	Entire Business	30
5.19.	Compliance with Law	30
5.20.	Brokers	31
5.21.	Disclaimer of Seller	31
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		31
6.1.	Organization, Power, Standing	31
6.2.	Due Authorization	31
6.3.	No Conflict; Third Party Consents	32
6.4.	Government Authorizations	32
6.5.	Litigation	32
6.6.	Sufficient Funds	33
6.7.	Brokers	33
6.8.	Buyer's Acknowledgment	33
6.9.	Operations of Business	33

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6.10.	Buyer's Due Diligence	33
ARTICLE VII CONDITIONS PRECEDENT TO CLOSING		33
7.1.	Conditions Precedent to the Obligations of Buyer	33
7.2.	Conditions Precedent to the Obligations of Seller	34
ARTICLE VIII COVENANTS		36
8.1.	Examinations and Investigations	36
8.2.	Conduct of Business	36
8.3.	Best Efforts	36
8.4.	Regulatory and Other Approvals	36
8.5.	Employees	37
8.6.	Employee Benefit Matters	38
8.7.	Workers' Compensation	41
8.8.	Tax Matters	41
8.9.	HSR Filings; Novations and Consents	41
8.10.	Record Retention	43
8.11.	Use of Names	43
8.12.	Bulk Sales	44
8.13.	Publicity	44
8.14.	Confidentiality	44
8.15.	Non-Competition	44
8.16.	Austin Tangible Assets	45
8.17.	Warranty Obligations	45
8.18.	Environmental Remediation	46
8.19.	Further Information	50
ARTICLE IX INDEMNIFICATION; SURVIVAL		51
9.1.	Indemnification by Seller	51

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9.2.	Indemnification by Buyer	51
9.3.	Indemnification for Environmental and Safety Matters	52
9.4.	Losses Net of Insurance, Etc	53
9.5.	Termination of Indemnification	54
9.6.	Procedures Relating to Indemnification	54
9.7.	Survival of Representations and Warranties	56
9.8.	Escrow Agreement	56
ARTICLE X TERMINATION OF AGREEMENT		56
ARTICLE XI MISCELLANEOUS		57
11.1.	Expenses	57
11.2.	Governing Law	57
11.3.	Jurisdiction; Service of Process	57
11.4.	Waiver of Jury Trial	57
11.5.	Attorneys' Fees	58
11.6.	Waiver; Remedies Cumulative	58
11.7.	Notices	58
11.8.	Assignment	59
11.9.	No Third-Party Beneficiaries	60
11.10.	Amendments	60
11.11.	Interpretation; Exhibits and Schedules	60
11.12.	Entire Agreement	60
11.13.	Severability	60
11.14.	Time is of the Essence	60
11.15.	Mutual Drafting	60
11.16.	Counterparts	60

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ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 12, 2002 by and among BAE SYSTEMS INTEGRATED DEFENSE SOLUTIONS INC., a Delaware corporation ("Seller"), ARMTEC COUNTERMEASURES CO., a Delaware corporation ("Buyer"), and ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation ("Guarantor").

RECITALS

      A.    Seller is engaged (i) at its Lillington, North Carolina facility in the business of researching, developing, manufacturing and supplying radar countermeasure chaff products and technology (the "Chaff Business") and (ii) at its East Camden, Arkansas facility in the business of researching, developing, manufacturing and supplying infrared decoy flare products and technology (the "Flare Business," and together with the Chaff Business, the "Business").

      B.    The parties hereto desire that Seller sell, transfer, convey and assign to Buyer substantially all of the assets and properties of, and rights of Seller used primarily or exclusively in, the Business, and that Buyer purchase and acquire the same, subject to the assumption by Buyer of certain liabilities and obligations of Seller relating to the Business, upon the terms and subject to the conditions set forth in this Agreement.

      C.    It is a condition precedent to the consummation of the transactions evidenced and contemplated hereby that Guarantor execute and deliver this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      1.1    Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Accounting Arbitrator" has the meaning set forth in Section 4.2(e).

            "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

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            "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental or Regulatory Body.

            "ADEQ" means the Arkansas Department of Environmental Quality.

            "Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" has the meaning set forth in the preamble.

            "Ancillary Agreements" means the Bill of Sale, the Assignment and Assumption Agreement, the Assignments of Patents, the Arkansas Lease Assignments, the North Carolina Lease Assignment and the Transition Services Agreement.

            "AOC" has the meaning set forth in Section 8.18(b)(i).

            "Aqua Tech Proceeding" means that certain EPA proceeding (CERCLA ID# SCD058754789; Site/Spill ID# 04TP), of which the Company is a non de minimis party, relating to the improper handling and maintenance by Aqua Tech Environmental, Inc. of storage containers that resulted in a discharge of Hazardous Materials, which proceeding is more fully described in Schedule 5.13.

            "Arkansas Facilities" means the real property and improvements thereon located at Highland Industrial Park, Highway #274, East Camden, Arkansas 71701-2320 and more specifically described on Schedule 1.1(a).

            "Arkansas Lease Assignments" means assignments of the Lease Agreements for the Arkansas Facilities in substantially the form of Exhibit D-1 hereto.

            "Assets" has the meaning set forth in Section 2.1.

            "Assignment and Assumption Agreement" means an assignment and assumption agreement in substantially the form of Exhibit A hereto.

            "Assignment of Patents" means an assignment of patents and/or patent applications in substantially the form of Exhibit B hereto.

            "Assumed Liabilities" has the meaning set forth in Section 2.3.

            "Austin Tangible Assets" has the meaning set forth in Section 2.1(k).

            "Balance Sheet" has the meaning set forth in Section 5.5(a).

            "Basket" has the meaning set forth in Section 9.1.

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            "Benefit Plans" has the meaning set forth in Section 8.6(a).

            "Bill of Sale" means a bill of sale in substantially the form of Exhibit C hereto.

            "Business" has the meaning set forth in the Recitals.

            "Business Accounts Receivable" has the meaning set forth in Section 2.1(c).

            "Business Contracts" has the meaning set forth in Section 2.1(e).

            "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

            "Business Employee" means those individuals who work primarily or exclusively for the Business and (i) who, on the Closing Date, are actively employed by Seller, including any employee who is on vacation leave or jury duty, or (ii) who are on other authorized leave of absence (other than long-term disability), family or workers' compensation leave, or military leave as of the Closing Date, whether paid or unpaid, but shall exclude any other inactive or former employee including any individual who (a) is on long-term disability leave or unauthorized leave of absence, layoff with or without recall rights at the Closing Date or (b) has terminated his or her employment or retired before the Closing Date.

            "Business Governmental Authorizations" has the meaning set forth in Section 2.1(f).

            "Business Intellectual Property" has the meaning set forth in Section 2.1(g).

            "Business Inventory" has the meaning set forth in Section 2.1(b).

            "Business Real Property" has the meaning set forth in Section 2.1(d).

            "Business Tangible Property" has the meaning set forth in Section 2.1(a).

            "Buyer" has the meaning set forth in the preamble.

            "Chaff Business" has the meaning set forth in the Recitals.

            "Claim Notice" has the meaning set forth in Section 9.5.

            "Closing" shall have the meaning set forth in Section 3.1.

            "Closing Date" has the meaning set forth in Section 3.1.

            "Closing Net Assets" means the net difference between the value of the Assets and the Assumed Liabilities included in the Closing Statement of Assets and Liabilities.

            "Closing Statement of Assets and Liabilities" has the meaning set forth in Section 4.2(a).

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            "COBRA" has the meaning set forth in Section 8.6(h).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Confidentiality Agreement" means that certain Confidentiality Agreement dated March 18, 2002 by and between Seller and Buyer.

            "Contracts" means all executory contracts, agreements, subcontracts, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or oral, which are legally binding.

            "Corporate Predecessor" has the meaning set forth in Section 9.3(b).

            "Dispute Notice" has the meaning set forth in Section 8.17(b).

            "DOJ" has the meaning set forth in Section 8.9(a).

            "DOL" has the meaning set forth in Section 5.16(f).

            "DSS" has the meaning set forth in Section 5.4(iii).

            "Employee Benefit Arrangements" means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits to any Business Employee, other than the Employee Plans.

            "Employee Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and which provides benefits to Business Employees.

            "Environmental Arbitrator" has the meaning set forth in Section 8.18(b)(iii).

            "Environmental Claim" means, with respect to any Person, any written notice or claim by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or Release into the environment, of any Hazardous Material, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Remediation Efforts" has the meaning set forth in Section 8.18(b)(ii).

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            "Environmental Remediation Notice" has the meaning set forth in Section 8.18(b)(ii).

            "Environmental Law" means collectively the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable Laws now or hereafter in effect, which relate to protection of the environment, human health or safety or to Releases or threatened Releases of Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Agent" has the meaning set forth in Section 4.1(b).

            "Escrow Agreement" has the meaning set forth in Section 4.1(b).

            "Excluded Assets" has the meaning set forth in Section 2.2.

            "Excluded Contracts" has the meaning set forth in Section 2.2(c)

            "Excluded Intellectual Property" has the meaning set forth in Section 2.2(f).

            "Excluded Liabilities" has the meaning set forth in Section 2.4.

            "Facilities" means the Arkansas Facilities and the North Carolina Facilities.

            "Financial Statements" has the meaning set forth in Section 5.5(a).

            "FIRPTA Certificate" has the meaning set forth in Section 8.8(a).

            "Flare Business" has the meaning set forth in the Recitals.

            "FTC" has the meaning set forth in Section 8.9(a).

            "GAAP" means United States generally accepted accounting principles.

            "Government Contract" means any Business Contract entered into between Seller and (i) the U.S. government, (ii) any prime contractor to the U.S. government (in its capacity as such), or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii).

            "Governmental Authorization" means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Body or pursuant to any Law.

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            "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

            "Guarantor" has the meaning set forth in the preamble.

            "Hazardous Material" means (i) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials, asbestos in any form that is or could become friable; (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic, infectious, disease-causing or harmful substances, pollutants, contaminant or words of similar import under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Body.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "IAMAW Pension Plan" means Seller's I.A.M. National Pension Fund, National Pension Plan.

            "Income Tax Return" means a Tax Return with respect to Income Taxes.

            "Income Taxes" means all foreign or U.S. federal, state, local or municipal net income, alternative or add-on minimum, gross income, adjusted gross income, profits or excess profits, gross receipts, franchise, or similar Taxes, including Taxes arising under Section 1445 of the Code and other withholding or backup withholding Taxes.

            "Indemnified Person" means any Person claiming indemnification under any provision of Article IX.

            "Indemnifying Person" means any Person(s) against whom a claim for indemnification is being asserted under any provision of Article IX.

            "Intellectual Property" means (i) all copyrightable works, all copyrights, and all applications, registrations and renewals thereof, (ii) all Marks and all applications, registrations and renewals thereof, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and reexaminations thereof, (iv) all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all

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computer software (including data and related documentation), whether purchased, licensed or internally developed, and (vii) all copies and tangible embodiments thereof in whatever form or medium.

            "Inventory" means all raw materials, work-in-process, finished goods and merchandise, spare parts, packaging materials and other supplies related thereto.

            "IRS" has the meaning set forth in Section 5.16(d).

            "Knowledge of Buyer and/or Guarantor" means and shall be limited to the actual knowledge of Robert R. Harris, Steve Larson, James R. Palmer, Don Evans, Marcia Greenberg and Robert George.

            "Knowledge of Seller" or "of which Seller has Knowledge" means and shall be limited to the actual knowledge of Michael Dismukes, Alphonse Vetere, Sophia Rafatjah, James Juve, Ray Bradshaw, John Bartholomew, Neal Brune, Kent Jacobson, Linda Swope, James Finnegan and Richard Parker.

            "Labor Contracts" means that certain Collective Bargaining Agreement dated November 15, 2001 by and between Seller and the International Association of Machinists and Aerospace Workers of America, AFL-CIO, and its Local Union No. 502 and those Contracts related thereto and listed on Schedule 1.1(b).

            "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

            "Lease Agreements" means the real property lease agreements listed on Schedule 1.1(c).

            "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

            "Lien" means any mortgage, lien, pledge, charge, security interest, license, claim, contractual restriction, easement, right-of-way, option, conditional sale or installment contract or encumbrance of any kind.

            "Loss" or "Losses" means any direct or indirect liability, indebtedness, claim, loss, damage, Lien, deficiency, obligation, judgment, penalty, responsibility, costs or expenses (including reasonable attorneys' fees and disbursements and the costs of litigation) of any nature.

            "M&A Qualified Beneficiaries" has the meaning set forth in Section 8.6(h).

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            "Marks" means trade names, fictional business names, trade dress rights, registered and unregistered trademarks and service marks and logos, including any Internet domain names, and applications therefor, together with all translations, adaptations, derivations and combinations and like intellectual property rights.

            "Material Adverse Effect" means any circumstance, change or effect that is materially adverse to the business, assets, financial condition or results of operations of the Business taken as a whole, but excluding (i) the effects of changes that are generally applicable to the industries and markets in which the Business operates, (ii) changes in the United States or world financial markets or general economic conditions, or (iii) effects directly or primarily arising out of the execution or delivery of this Agreement or the transactions contemplated hereby or the public announcement thereof.

            "Material Contracts" has the meaning set forth in Section 5.9.

            "Multiemployer Plan" has the meaning set forth in Section 5.16(e).

            "Neutral Accounting Firm" means an independent accounting firm of internationally recognized standing that has not rendered services to either Buyer or Seller, or any Affiliate of either, within 12 months prior to the date hereof.

            "Neutral Environmental Firm" means an independent environmental assessment firm of internationally recognized standing that has not rendered services to either Buyer or Seller, or any Affiliate of either within 12 months prior to the date hereof.

            "NLRA" has the meaning set forth in Section 8.5(a).

            "No Fault Release" has the meaning set forth in Section 9.3(c).

            "Non-Union Business Employees" means those Business Employees who are not Union Business Employees.

            "Non-Union Transferred Employees" means those Transferred Employees who are not Union Transferred Employees.

            "North Carolina Facilities" means the real property and improvements thereon located at 608 East McNeill Street, Lillington, North Carolina and more specifically described on Schedule 1.1(d).

            "North Carolina Lease Assignment" means an assignment of the Lease Agreement for the North Carolina Facilities in substantially the form of Exhibit D-2 hereto.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

            "OSHA" means the Occupational, Safety and Health Act of 1970 and any regulations, decisions or orders promulgated thereunder.

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            "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to an obligation or liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien or encumbrance which could not reasonably be expected to have a Material Adverse Effect, (iv) any Lien created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the Financial Statements, (v) any Lien created pursuant to any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (vi) any Lien created to secure other purchase money indebtedness.

            "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

            "Phase I Assessment" has the meaning set forth in Section 8.18(a).

            "PTO" has the meaning set forth in Section 8.6(d).

            "Purchase Price" has the meaning set forth in Section 4.1(a).

            "RCRA Permit" means Permit 26-H issued by ADEQ on September 30, 1994 pursuant to the Resource Conservation and Recovery Act, as amended (42 U.S.C. 6901 et. seq.), and includes all subsequent renewals or permits issued in lieu thereof.

            "Related Employer" has the meaning set forth in Section 5.16(b).

            "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the environment of any kind whatsoever, or any release as defined under CERCLA, any regulations promulgated thereunder or any state or local Environmental Laws of a similar nature.

            "RFI" has the meaning set forth in Section 8.18(a).

            "RFI Sites" has the meaning set forth in Section 8.18(a).

            "Safety Law" means any federal, state, local or other law, statute, rule, ordinance or regulation or any common law (now or hereafter in effect) pertaining to public or worker health, welfare or safety, including but not limited to the OSHA.

            "Seller" has the meaning set forth in the preamble.

            "Selling Group" has the meaning set forth in Section 8.6(h).

            "Space and Missile Assets" has the meaning set forth in Section 2.1(l).

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            "Table 1" has the meaning set forth in Section 8.18(a).

            "Tangible Property" means all furniture, fixtures, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery and supplies.

            "Tax" or "Taxes" (and, with correlative meanings "Taxable" or "Taxing") mean, with respect to any Person, (i) all Income Taxes, (ii) all sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, (iii) any interest, penalties and additions attributable to any items listed in clauses (i) and (ii), and (iv) any liability in respect of any items described in clauses (i), (ii) and/or (iii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision under Law or otherwise).

            "Tax Return" means all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed (including electronically) with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

            "Taxing Authority" means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

            "Third-Party Claim" has the meaning set forth in Section 9.6(a).

            "Transaction Documents" means (i) this Agreement, (ii) the Ancillary Agreements and (iii) all other agreements and instruments to be executed by Buyer and/or Seller at or prior to the Closing pursuant to this Agreement or any of the Ancillary Agreements.

            "Transactions" means the transactions contemplated by the Transaction Documents.

            "Transfer Taxes" has the meaning set forth in Section 4.3(c).

            "Transferred Employees" means those Business Employees who accept an offer of employment from Buyer as provided in Section 8.5.

            "Transition Services Agreement" means a transition services agreement in substantially the form of Exhibit E hereto.

            "Union Business Employees" means those Business Employees whose terms and conditions of employment immediately prior to the Closing are governed by the Labor Contracts.

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            "Union Covered Employees" has the meaning set forth in Section 8.6(g).

            "Union Transferred Employees" means those Transferred Employees whose terms and conditions of employment are governed by the Labor Contracts.

            "WARN" has the meaning set forth in Section 5.15(f).

      1.2.    Accounting Terms. All accounting terms shall have the meaning specified by GAAP unless otherwise specified.

      1.3.    Monetary Terms. All references to "Dollars" or "$" shall mean U.S. Dollars unless otherwise specified.

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

      2.1.    Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the following properties, rights and assets (but in all cases excluding the Excluded Assets) of Seller, as and to the extent existing on the Closing Date (such business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all Liens other than the Permitted Liens:

            (a)    all Tangible Property located in, at or upon the Facilities and used by Seller primarily or exclusively with respect to the operation of the Business, including, but not limited to, the Tangible Property set forth on Schedule 2.1(a) (the "Business Tangible Property");

            (b)    all Inventory located in, at or upon the Facilities and used by Seller primarily or exclusively with respect to the operation of the Business (the "Business Inventory");

            (c)    all Accounts Receivable of Seller arising primarily or exclusively out of Seller's operation of the Business (the "Business Accounts Receivable");

            (d)    all real property (including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto) owned or leased by Seller and used primarily or exclusively in the conduct of the Business, including, but not limited to the real property set forth on Schedule 2.1(d) (the "Business Real Property");

            (e)    subject to the provisions of Section 8.9(c) and 8.9(d), all Contracts (other than the Excluded Contracts), including the Lease Agreements, to which Seller is a party and which relate primarily or exclusively to Seller's operation of the Business or the Facilities, including, but not limited to, those set forth on Schedule 2.1(e) (the "Business Contracts");

            (f)    to the extent transferable, all Governmental Authorizations of Seller relating primarily or exclusively to Seller's operation of the Business or necessary to Seller's use,

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ownership or operation of the Business or the Assets and all pending applications therefor or renewals thereof, including, but not limited to, those (to the extent transferable) set forth on Schedule 2.1(f) (the "Business Governmental Authorizations");

            (g)    to the extent transferable to Buyer, the Intellectual Property used by Seller primarily or exclusively with respect to Seller's operation of the Business as identified on Schedule 2.1(g) (the "Business Intellectual Property"), together with all rights under, including rights to enforce, Contracts entered into with employees, consultants, agents and other persons associated with the Business to the extent such relate to the confidentiality of the Business Intellectual Property or the assignment of such person's rights to inventions and other Intellectual Property to Seller;

            (h)    all of Seller's claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (other than those excluded pursuant to Section 2.2(d)) arising primarily or exclusively out of Seller's operation of the Business;

            (i)    all prepaid charges, expenses, sums and fees of Seller relating primarily or exclusively to Seller's operation of the Business;

            (j)    all general, financial and personnel records, ledgers, sales invoices, accounts and payable records, files, books and documents, correspondence and other files and records, including customer lists and sales records, of Seller pertaining primarily or exclusively to Seller's operation of the Business;

            (k)    all equipment and other tangible personal property listed in Schedule 2.1(k), which equipment and personal property is currently located at Seller's Austin, Texas facilities (the "Austin Tangible Assets");

            (l)    all chaff products (including coiled foil chaff products, inflatable space target products, and deployment mechanism of space payload products), equipment, tools and Intellectual Property relating primarily or exclusively to the space and missile business formerly conducted by Seller from its Austin, Texas facilities and which are listed on Schedule 2.1(l) (the "Space and Missile Assets");

            (m)    all sales and promotional materials, product warranty information, equipment maintenance records, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents and manuals of operations or business procedures of Seller pertaining primarily or exclusively to Seller's operation of the Business;

            (n)    all insurance proceeds payable to Seller in respect of any damage to or destruction or loss of any of the Assets described in clauses (a) through (o) of this sentence occurring prior to the Closing, except to the extent such proceeds cover an Excluded Liability; and


            (o)    all other assets and property of Seller which are used by Seller primarily or exclusively in Seller's operation of the Business or the Facilities.

Notwithstanding the foregoing, Seller may retain copies of any Contracts or records: (i) which relate to properties or activities of Seller other than the Business, or (ii) which are required to be retained pursuant to any legal requirement, for financial reporting purposes, for tax purposes, or otherwise in connection with the Excluded Liabilities.

      2.2.    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

            (a)    all cash and cash equivalents, including, without limitation, checking accounts, bank accounts, lock box numbers, marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills;

            (b)    all insurance policies and all rights of every nature (including proceeds) under or arising out of such policies, except to the extent such proceeds are included in the Assets pursuant to Section 2.1(n);

            (c)    all Contracts to which Seller is a party and which (i) do not relate primarily or exclusively to the Business, or (ii) are listed on Schedule 2.2(c) attached (collectively, the "Excluded Contracts");

            (d)    all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Excluded Liabilities, including, but not limited to, (i) indemnification rights under the Lease Agreements with respect to Losses for which Seller is responsible under Sections 8.18 and 9.3, (ii) rights to or claims for refunds or rebates of Taxes and other governmental charges and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller, and (iii) those set forth on Schedule 2.2(d);

            (e)    the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, shares of capital stock, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

            (f)    all Intellectual Property of Seller other than the Business Intellectual Property, including, but not limited to, the Intellectual Property listed on Schedule 2.2(f) (collectively, the "Excluded Intellectual Property");

            (g)    all proprietary or confidential business or technical information, records and policies that relate generally to Seller and are not used primarily or exclusively in Seller's operation of the Business, including, without limitation, organization manuals, strategic plans and Tax records and related information;


            (h)    all personnel records and other records that Seller is required by law to retain in its sole possession;

            (i)    all rights in connection with, and assets of, any Employee Plan or Employee Benefit Arrangement, with the exception of (x) any rolled or transferred 401(k) account balances and/or loans as may be provided for in Section 8.6, (y) any flexible spending account balances spun-off in accordance with Section 8.6(e), and (z) the assets of the IAMAW Pension Plan, to the extent they relate to Transferred Employees;

            (j)    all properties, rights and assets of Seller that are listed on Schedule 2.2(j);

            (k)    all rights of Seller under this Agreement, any other Transaction Document or the Transactions; and

            (l)    all other properties, rights and assets of Seller which are not used by Seller primarily or exclusively in Seller's operation of the Business.

      2.3.    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, and indemnify Seller in accordance with Article IX with respect to, the following Liabilities (the "Assumed Liabilities"):

            (a)    all Liabilities of Seller which are (i) reflected on the Closing Statement of Assets and Liabilities as finally determined in accordance with Section 4.2 or (ii) expressly assumed by Buyer under the terms of this Agreement;

            (b)    all Liabilities of Seller under the Business Contracts, including the Labor Contracts, other than any Liability arising thereunder as a result of Seller's breach, default or wrongful failure to perform any covenants or obligations required to be performed by Seller prior to the Closing Date (unless such Liability is reserved on the Closing Statement of Assets and Liabilities, in which case it shall constitute an Assumed Liability to the extent of such reserve);

            (c)    subject to Seller's reimbursement obligations under Section 8.17, all Liabilities arising from claims relating to warranty obligations or services, or claims of manufacturing or design defects (but excluding product liability claims), with respect to any product or service produced, sold or provided by Seller or Buyer in connection with the operation of the Business;

            (d)    all Liabilities for product liability claims arising from any product or service produced, imported, offered for sale, sold or provided by Buyer after the Closing, other than any products that (i) were manufactured by Seller, (ii) came from lots for which all lot acceptance testing had been completed prior to the Closing, and (iii) were not in any way modified by Buyer;

            (e)    all Liabilities for infringement claims arising from any product or service produced, imported, offered for sale, sold or provided by Buyer after the Closing;

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            (f)    all Liabilities for rebates, price adjustments, adjustments to accounts payable, future delivery obligations discounts or promotions to the extent relating primarily or exclusively to Seller's operation of the Business;

            (g)    other than Seller's obligations under Sections 8.18 and 9.3, all Liabilities arising out of (i) any noncompliance with or violation of any Environmental Law, or (ii) any Release of any Hazardous Materials, in each case only to the extent arising out of or relating to the operation of the Business by Seller or Buyer or to Seller's or Buyer's leasing, ownership or operation of the Assets or the Facilities;

            (h)    all Liabilities under any employment, severance, retention, or termination agreement with any Business Employee, to the extent accruing after the Closing;

            (i)    all Liabilities arising out of or relating to any employment-related grievance of any Transferred Employee, but excluding any such Liabilities that arise out of claims asserted by a Transferred Employee of which Seller has Knowledge prior to the Closing;

            (j)    all Liabilities relating to payroll, vacation and sick pay for the Transferred Employees;

            (k)    all Liabilities for Taxes in connection with the operation of the Business (i) that are the responsibility of Buyer pursuant to Section 4.3(c), (ii) that are reflected and reserved for on the Closing Statement of Assets and Liabilities (but only to the extent of such reserve), or (iii) arising after the Closing with respect to periods after the Closing;

            (l)    all Liabilities relating to the Business and arising out of or relating to OSHA, including any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as of the Closing Date or as thereinafter may be amended or superseded, but excluding any such Liabilities that arise from claims or deficiencies asserted in writing, or to the Knowledge of Seller, threatened, prior to the Closing;

            (m)    all Liabilities under the IAMAW Pension Plan from and after the Closing, including, but not limited to those obligations set forth in Section 8.6(b)(ii); and

            (n)    all Liabilities relating to Buyer's ownership or use of the Assets or the conduct of the Business after the Closing.

      2.4.    Liabilities Not Assumed. Other than the Assumed Liabilities, Buyer shall not assume or otherwise be responsible for any other Liabilities of Seller (the "Excluded Liabilities"). Without limiting the foregoing, Excluded Liabilities shall include:

            (a)    all Liabilities of Seller under the Business Contracts arising thereunder as a result of Seller's breach, default or wrongful failure to perform any covenants or obligations required to be performed by Seller prior to the Closing Date (unless such Liability is reserved on the Closing Statement of Assets and Liabilities, in which case such Liability is an Assumed Liability to the extent of such reserve);


            (b)    any Liability with respect to any Employee Plan or Employee Benefit Arrangement, except to the extent otherwise provided in Section 8.6 in connection with the IAMAW Pension Plan;

            (c)    any Liability of Seller for Taxes, including, but not limited to, all Liabilities for or in respect of any Taxes for all periods prior to the Closing Date, excluding those Taxes that are the responsibility of Buyer pursuant to Section 4.3(c) and those reflected and reserved for on the Closing Statement of Assets and Liabilities (to the extent of such reserve); provided, however, that all Liabilities of Seller for Income Taxes will be treated as Excluded Liabilities;

            (d)    any Liability for product liability claims arising from any product or service sold, manufactured or provided by Seller prior to the Closing;

            (e)    any Liability for infringement claims arising from any product or service sold or provided by Seller prior to the Closing;

            (f)    any Liability of Seller relating to the Aqua Tech Proceeding except for any such Liability that arises from the handling, maintenance, storage or release of Hazardous Materials by or for Buyer after the Closing;

            (g)    any Liability of Seller under this Agreement or any other Transaction Document;

            (h)    any Liability for legal, accounting, broker and audit fees and any other expenses incurred by Seller in connection with this Agreement or any other Transaction Document; and

            (i)    any Liability of Seller relating primarily or exclusively to the Excluded Assets (unless specifically included as an Assumed Liability in Section 2.3).

      2.5.    Further Assurances. From time to time after the Closing, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer, and to place Buyer in possession and control of, the Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto. In furtherance and not limitation of the foregoing, Seller specifically acknowledges and agrees that it will provide the cooperation, assistance and documentation reasonably necessary to enable Buyer to take over and perform those financial support activities currently performed for the Business by Seller's Austin operations, specifically procurement, payroll, accounts receivable, accounts payable and inventory including contract estimates to complete and contract estimates at completion. Buyer shall take such actions as Seller may reasonably request in order to assure Buyer's assumption of the Assumed Liabilities.

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ARTICLE III

CLOSING

      3.1.    Closing. The Closing hereunder (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Crowell & Moring LLP located at 1001 Pennsylvania Avenue, N.W., Washington DC 20004-2595 on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VII, or at such other date or at such other place or time upon which the parties may mutually agree, but in any event not earlier than August 1, 2002 and not later than August 31, 2002, or at such later date upon which the parties may mutually agree in writing (such date of the Closing is hereinafter referred to as the "Closing Date"). The Closing will be deemed effective at 5:00 p.m. in Washington, D.C. on the Closing Date.

      3.2.    Instruments of Conveyance and Transfer.

            (a)    At the Closing, Buyer shall (i) deliver to Seller the Purchase Price, and (ii) execute and deliver to Seller the Assignment and Assumption Agreement, the Assignment of Patents, the Arkansas Lease Assignments, the North Carolina Lease Assignment and the Transition Services Agreement, in form reasonably satisfactory to Seller and Buyer.

            (b)    At the Closing, Seller shall execute and deliver to Buyer the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Patents, the Consents to Arkansas Lease Assignments, the Consent to North Carolina Lease Assignment, the Transition Services Agreement and such other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and Seller, as shall be effective to vest in Buyer all right, title and interest in the Assets, subject to no Liens other than the Permitted Liens.

ARTICLE IV

PURCHASE PRICE

      4.1.    Purchase Price; Escrow.

            (a)    The purchase price for the Assets (the "Purchase Price") is Sixty-Seven Million Five Hundred Thousand Dollars ($67,500,000), subject to adjustment as provided in Section 4.3.

            (b)    The Purchase Price shall be paid by Buyer as follows: (i) at the Closing, Buyer shall pay to Wells Fargo Bank Northwest, National Association or such other bank as Buyer and Seller shall mutually select (the "Escrow Agent"), by wire transfer of immediately available funds to an account specified by the Escrow Agent, Three Million Five Hundred Thousand Dollars ($3,500,000) of the Purchase Price to hold in escrow pursuant to an escrow agreement substantially in the form of Exhibit F hereto (the "Escrow Agreement"), and (ii) at the Closing, Buyer shall pay to Seller the remainder of the Purchase Price by wire transfer of immediately available funds to a bank account designated by Seller at least three (3) days prior to


the Closing. Such escrowed funds shall bear interest for the benefit of Seller as provided in the Escrow Agreement. All fees, expenses and costs of the Escrow Agent shall be borne by Buyer.

      4.2.    Purchase Price Adjustment.

            (a)    Within sixty (60) Business Days after the Closing Date, Seller shall prepare and deliver to Buyer a statement of the Assets and the Assumed Liabilities as of the close of business on the Closing Date (such statement, the "Closing Statement of Assets and Liabilities"). Buyer shall cooperate with Seller in connection with, and shall furnish to Seller all such information as Seller may reasonably require, in the preparation of the Closing Statement of Assets and Liabilities. The Closing Statement of Assets and Liabilities will be prepared (i) using the same accounting methods, standards, policies, practices, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the Financial Statements, and (ii) on the basis of facts existing and events occurring on or before the Closing Date only. In the event that the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures.

            (b)    The parties hereto agree that the procedure set forth herein with respect to the Closing Statement of Assets and Liabilities, and the purchase price adjustment provided herein, are not intended to permit the introduction of different accounting methods, standards, policies, practices, procedures, classifications or estimation methodologies for purposes of determining the asset and liability balances from those used to prepare the Financial Statements.

            (c)    Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Statement of Assets and Liabilities and the resolution of any disputes that may arise under this Section 4.2.

            (d)    If Buyer disagrees with the determination of the Closing Net Assets as shown on the Closing Statement of Assets and Liabilities, Buyer shall notify Seller in writing of such disagreement within forty-five (45) days after delivery of the Closing Statement of Assets and Liabilities, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such forty-five (45) day period, Buyer may not introduce additional disagreements with respect to any item in the Closing Statement of Assets and Liabilities or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and will be final and binding upon the parties. During the forty-five (45) day period of its review, Buyer shall have reasonable access to any documents, schedules or workpapers used in the preparation of the Closing Statement of Assets and Liabilities.

            (e)    Buyer and Seller agree to negotiate in good faith to resolve any disagreement with respect to the Closing Statement of Assets and Liabilities. If Buyer and Seller are unable to resolve all disagreements properly identified by Buyer pursuant to Section 4.2(d) within thirty (30) Business Days after delivery to Seller of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to a


Neutral Accounting Firm to resolve such disagreements (the "Accounting Arbitrator"). The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and Seller; provided that (i) if the parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator. The Accounting Arbitrator will only consider those items and amounts set forth in the Closing Statement of Assets and Liabilities as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of the Agreement and shall deliver to Buyer and Seller, as promptly as practicable and in any event within 60 Business Days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

            (f)    If the Closing Net Assets as finally determined in accordance with this Section 4.2 are less than $9,361,000, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of such shortfall, and if the Closing Net Assets are greater than $9,361,000, the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such excess.

            (g)    If any adjustment under this Section 4.2 results in a reduction in the Purchase Price, Seller shall pay to Buyer the amount of such reduction, and if any adjustment results in an increase in the Purchase Price, Buyer shall pay to Seller the amount of such increase, in each case, by wire transfer of immediately available funds to an account designated by the party receiving payment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the Closing Date.

      4.3.    Allocations; Taxes.

            (a)    The consideration (within the meaning of Code Section 1060) paid by Buyer hereunder shall be allocated among the Assets in accordance with a schedule to be prepared by Buyer. Buyer shall deliver to Seller a draft schedule not later than 120 days after the final determination of the Closing Net Assets pursuant to Section 4.2; provided, however, that Buyer will in any case deliver to Seller such draft schedule no later than 60 Business Days before the due date (without regard to extensions) of Seller's federal income tax return for the taxable year in which the Closing Date occurs. Seller shall have thirty (30) Business Days after receipt of such draft schedule to provide Buyer with any objections thereto. If Seller shall object to the computation or allocation by Buyer of such amounts and Buyer and Seller shall not reach agreement on the computation or allocation within thirty (30) Business Days after notification by


Seller of its objection, then such disagreements shall be submitted for final and binding resolution to an Accounting Arbitrator chosen in accordance with the terms of Section 4.2(e).

            (b)    Such consideration allocation shall be made consistent with Section 1060 of the Code. Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Income Tax Return, or before any Taxing Authority or in any judicial proceeding to the extent Income Tax issues are raised, that is in any way inconsistent with the allocation of the consideration among the assets determined in accordance with Section 4.3(a).

            (c)    Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax returns relating to the purchase and sale of the Assets. Buyer and Seller shall each bear, and to the extent permitted by law shall pay, 50% of all sales, transfer, documentary, stamp, recording and similar Taxes (for the avoidance of doubt, excluding Income Taxes) ("Transfer Taxes"), incurred in connection with the purchase and sale of the Assets. Buyer and Seller shall reimburse each other for 50% of any Transfer Taxes paid by the other party within fourteen (14) days of such other party's written request. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the aggregate fair market values of the Assets as contemplated by Section 4.3(a). Notwithstanding anything to the contrary contained herein, Buyer shall be responsible for 100% of any Transfer Taxes incurred in connection with the purchase and sale of the Assets if such Transfer Taxes would be payable by Seller as a result of Buyer's failure to (i) obtain the necessary sales and use tax permits in the States of Arkansas and/or North Carolina or (ii) timely deliver any necessary resale certificates.

      4.4.    Allocation of Expenses. The following expenses attributable to the Business shall be allocated between and are hereby assumed by Buyer and Seller as follows:

            (a)    All state, county and local ad valorem Taxes on real or personal property shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the fiscal year for which the same are levied. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All prepaid expenses (including any lease payment but excluding Taxes) paid by Seller prior to the Closing Date and all other expenses paid by the Seller in respect of the Business shall be apportioned between Buyer and Seller as of the Closing Date computed on the basis of the applicable time period to which the expenses apply. Notwithstanding the foregoing, the Purchase Price shall not be increased on account of Buyer's apportionment of any Taxes, charges, rents or other cost or expense; and such apportionments shall instead be treated as expenses paid or payable by Buyer (unless otherwise required by Law).

            (b)    All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. During the three-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period. In the event Buyer or Seller shall receive bills after the Closing Date


for expenses incurred prior to the Closing Date that were not prorated in accordance with Section 4.4(a), then Buyer or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer that the statements contained in this Article V are true, correct and complete as of the date hereof.

      5.1.    Organization, Power, Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Assets and to enter into the Transaction Documents and to consummate the Transactions. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business.

      5.2.    Due Authorization. The execution and delivery by Seller of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Seller and constitute valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      5.3.    No Conflict; Third Party Consents. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and of the other Transaction Documents will not, and the consummation of the Transactions will not (i) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Seller, (ii) except as would not reasonably be expected to have a Material Adverse Effect, result in the imposition of any Lien upon any of the Assets, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any Contract to which Seller is a party or by which it or the Assets are bound, (iii) except as would not reasonably be expected to have a Material Adverse Effect, result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or Order, or (iv) except for the filing requirements set forth in Section 5.4, require on the part of Seller any Governmental Authorization or any filing with or notice to any Governmental or Regulatory Body. Except as set forth on Schedule 5.3 or Schedule 5.4 or as disclosed in Section 5.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller of this Agreement or any of the


other Transaction Documents to which Seller is or is to become party or the consummation of the Transactions.

      5.4.    Government Authorizations. Execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and consummation of the Transactions, will not require on the part of Seller any Governmental Authorization or any filing with or notification to any Governmental or Regulatory Body except with respect to the following:

            (i)    The pre-merger notification requirements of the HSR Act;

            (ii)    The novation of the Government Contracts as contemplated by Section 8.9;

            (iii)    The facilities clearance requirements of the Defense Security Service of the United States Department of Defense ("DSS"), as set forth in the relevant Industrial Security Regulation and the National Industrial Security Program Operating Manual, as may be amended from time to time;

            (iv)    The Governmental Authorizations identified on Schedule 5.4; and

            (v)    Such other Governmental Authorizations, the failure to obtain or make would not result in a Loss of $1,000 individually or $5,000 in the aggregate.

      5.5.    Financial Information.

            (a)    Seller has delivered to Buyer and Schedule 5.5(a) contains true, correct and complete copies of (i) unaudited pro forma statements of assets and liabilities of the Business as of December 31, 2001 (the "Balance Sheet"), and (ii) the related unaudited pro forma statement of revenues, costs and expenses of the Business for the period ended December 31, 2001 (together with the Balance Sheet, the "Financial Statements"). Except as disclosed on Schedule 5.5(a), the Financial Statements (i) fairly present, subject to normal year-end adjustments, in all material respects the financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, (ii) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, and (iii) were prepared in accordance with the accounting methods, standards, policies, practices, estimation methodologies, assumptions and procedures described therein or in Schedule 5.5(a).

            (b)    Except as and to the extent reflected on the Financial Statements or on Schedule 5.5(b), Seller does not have any Liabilities relating to the Assets or Assumed Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice and which have not had a Material Adverse Effect.

      5.6.    Events Subsequent to Date of Balance Sheet. Except as set forth on Schedule 5.6 or as consented to in writing by Buyer, since the date of the Balance Sheet, there has not been any


change in the business, financial condition, operations, or results of operations of the Business that has had a Material Adverse Effect. Except as set forth on Schedule 5.6 or as consented to in writing by Buyer (and excluding the Transactions), since such date:

            (a)    Seller has carried on the Business in the ordinary course of business;

            (b)    Seller has not, except in the ordinary course of business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller primarily or exclusively relating to the Business has a value in excess of $100,000;

            (c)    Seller has not, except in the ordinary course of business, entered into any Business Contract or agreed to any material modification, amendment or extension of any Business Contract requiring or likely to require payments to or from Buyer after the Closing Date in any one year of more than $100,000;

            (d)    Seller has not entered into any written agreement with any Business Employee or consultant relating primarily or exclusively to the Business, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance; and

            (e)    Seller has not committed to do any of the foregoing.

      5.7.    Inventory.

            (a)    All Inventory of Seller relating primarily or exclusively to the Business, including without limitation all Inventory shown on the Financial Statements and all such Inventory thereafter created or acquired by Seller since December 31, 2001, has been created or acquired in the ordinary course of business. All Inventory reflected in the Balance Sheet or thereafter created or acquired by Seller prior to the Closing Date have been valued in accordance with Schedule 5.5(a) and is of a quality and quantity useable and saleable in the ordinary course of business. Nothing in the foregoing sentence shall be construed to constitute a guaranty of sale with respect to the Inventory.

            (b)    Schedule 5.7 sets forth the warranty obligations of Seller under the Business Contracts. Except as set forth on Schedule 5.7, Seller has not made any express product warranties that are still in effect in connection with the sale of any product associated with the Business.

      5.8.    Accounts Receivable. All Accounts Receivable of Seller with respect to the Business, including without limitation all Accounts Receivable as shown on the Financial Statements, are valid receivables and were incurred in the ordinary course of business for bona fide products delivered or services rendered. No written notice has been received from any account debtor that any amount of such Accounts Receivable are subject to any pending or threatened set-off, discount or counterclaim of any kind, other than consistent with past practices pursuant to reserve methodologies. Schedule 5.8 contains a list of account debtors as of April 30, 2002, the amount of all Accounts Receivable and the aging thereof, in each case with respect to the Business.

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      5.9.    Material Contracts.

            (a)    Schedule 5.9 sets forth a list, as of the date of this Agreement, of each of the following Business Contracts (other than Excluded Contracts) (collectively, the "Material Contracts"):

            (i)    Contracts for the future acquisition or sale of any assets involving $50,000 individually (or in the aggregate, in the case of any related series of Contracts), other than acquisitions or sales of Inventory in the ordinary course of business;

            (ii)    Contracts relating to joint ventures, partnerships or teaming agreements;

            (iii)    Contracts calling for future aggregate purchase prices or payments to or from Seller in any one year of more than $50,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

            (iv)    Contracts containing covenants of Seller prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area;

            (v)    Contracts relating to the acquisition by Seller of any operating business, the capital stock of any other Person or, except for Inventory and Tangible Property acquired in the ordinary course of business, any other assets or property (real or personal) for a purchase price of more than $50,000 individually (or in the aggregate, in the case of any related series of Contracts);

            (vi)    Contracts requiring the payment by or to Seller of a royalty, override or similar commission or fee of more than $50,000 in any one year or any other Contract relating to Intellectual Property or research and development;

            (vii)    all collective bargaining agreements and all Contracts (to the extent in writing) relating to employment, compensation, benefits, termination, retention, severance (other than standard employee manuals and the like);

            (viii)    Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of liabilities or performance of obligations of any other Person by Seller; and

            (ix)    Contracts and other agreements pursuant to which any Person has granted to Seller or has been granted by Seller the right to use or purchase any Tangible Property or Intellectual Property and involving the payment of amounts in excess of $50,000 in any year.

            (b)    Seller has made available to Buyer true, correct and complete copies of all of the Material Contracts. With respect to each Material Contract, (a) such Material Contract is legal, valid, binding, enforceable, and in full force and effect, (b) Seller is not in breach or default


under any Material Contract, (c) to the Knowledge of Seller, no other party to any Material Contract is in breach or default thereof, and (d) to the Knowledge of Seller, no party to any of the Material Contracts has notified Seller in writing that it intends to terminate or materially and adversely modify its relationship with Seller.

            (c)    Within the last three (3) years and with respect to the Business only, (i) Seller has not been suspended or debarred from bidding on contracts or subcontracts for any agency of the U.S. Government, nor to the Knowledge of Seller, has such a suspension or debarment been threatened or action for suspension or debarment been commenced; (ii) Seller has not had a contract or subcontract terminated for default by Seller and has not been determined to be nonresponsible by any agency of the U.S. Government; (iii) Seller has not been apprised of any material cost disallowance under any of the Government Contracts by a federal audit agency or notice of an initial finding of a Cost Accounting Standard noncompliance; and (iv) the Department of Defense has not revoked or threatened to revoke Seller's Facility Security Clearance or issued notice of a material security violation that remains unresolved. For purposes of this Section 5.9(c) only, "material" means any claim in excess of $50,000.

      5.10.    Real and Tangible Personal Property.

            (a)    Schedule 2.1(d) lists and describes briefly all of the Business Real Property. Schedule 1.1(c) sets forth a true, correct and complete list, as of the date of this Agreement, of all Contracts pursuant to which Seller occupies or uses such real property. Seller has delivered to Buyer true, correct and complete copies of all such Contracts.

            (b)    Schedule 2.1(a) sets forth a list, as of the date of this Agreement, of each material item of the Business Tangible Property.

            (c)    Seller has good and marketable title to, or valid leasehold interest in, all of the Assets, free and clear of any Liens, other than Permitted Liens.

            (d)    The material items of Business Tangible Property capitalized on the Closing Statement of Assets and Liabilities have been maintained in accordance with Seller's normal practice and are in usable condition for the operation of the Business, ordinary wear and tear and aging excepted.

      5.11.    Intellectual Property.

            (a)    Schedule 2.1(g) identifies each item of Business Intellectual Property, including any patents or patent applications. Seller has delivered to Buyer correct and complete copies of all such patents and patent applications. To the Knowledge of Seller and except to the extent any patents or patent applications are identified as "Expired" or "Abandoned" on Schedule 2.1(g), all fees now due to obtain and maintain such patents and patent applications have been paid, and such patent and patent applications are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (b)    Except as set forth on Schedule 5.11, to the Knowledge of Seller, none of the Business Intellectual Property owned by Seller infringes upon the rights of any other Person,


the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Within the last three (3) years, Seller has not received written notice that any Person, other than Seller, claims any ownership interest in any of the Business Intellectual Property owned by Seller.

            (c)    The technical information and data to be transferred to Buyer hereunder is all of Seller's technical information and data relating primarily or exclusively to the Business.

            (d)    To the Knowledge of Seller, except as set forth on Schedule 5.11, none of the Business Intellectual Property owned by Seller or Seller's rights thereto are being infringed or otherwise violated by any person or entity.

      5.12.    Tax Matters.

            (a)    Except as disclosed on Schedule 5.12, Seller has or will have (i) timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning Taxes applicable to the Assets or the Business or required to be filed by applicable Law in all jurisdictions in which such Tax Returns are required to be filed prior to the date hereof or the Closing Date, as the case may be, and all such Tax Returns were true, accurate and complete in all material respects, and (ii) timely paid in full all Taxes shown as due on such Tax Returns.

            (b)    There are no Liens with respect to any Taxes upon any of the Assets, other than (i) Taxes, for which payment is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

            (c)    None of the Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code, and none of the Assets is subject to a safe harbor lease, or other arrangement as a result of which Seller is not treated as the owner for tax purposes.

            (d)    With respect to the Business, there are no pending or, to the Knowledge of Seller, threatened audits, investigations or claims for or relating to a material additional liability in respect of Taxes (other than Income Taxes), and there are, to the Knowledge of Seller, no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in a material additional liability for Taxes (other than Income Taxes). No Business Employee is party to an agreement with Seller pursuant to which such Business Employee has a right to be paid an amount that (i) is contingent on the sale of the Business and (ii) will not be fully deductible to Buyer because of the limitations of Section 280G of the Code.

      5.13.    Litigation. Schedule 5.13 identifies all Actions and Proceedings which relate primarily or exclusively to the Business, the Assets or the Assumed Liabilities. Except as described in Schedule 5.13: (a) there is no Action or Proceeding pending or, to the Knowledge of Seller, threatened during the last twelve (12) months which relates to the Assets or the Assumed Liabilities or primarily or exclusively to the Business which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and (b) there is no Order to which Seller is subject which relates to the Assets or the Assumed Liabilities or primarily or


exclusively to the Business which has or would reasonably be expected to have a Material Adverse Effect.

      5.14.    Employees. Schedule 5.14 sets forth a true, correct and complete list, as of June 30, 2002, of the names, departments and titles of each Business Employee whose annual salary exceeds $50,000.

      5.15.    Employee and Labor Relations. Except as set forth in Schedule 5.15, to the Knowledge of Seller,

            (a)    As related to the Business, Seller has complied in all material respects with all Laws relating to employment practices;

            (b)    There has not been in the last twelve (12) months and there is not presently pending or existing any strike, slowdown, work stoppage or lockout involving the Business;

            (c)    There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or similar governmental agency outside of the United States involving the Business, and, to the Knowledge of Seller, no such charge or complaint has been made against Seller during the last twelve (12) months;

            (d)    No application or petition for an election of or for certification of a collective bargaining agent relating to the Business is pending;

            (e)    There has been no charge of discrimination relating to the Business filed against Seller with the Equal Employment Opportunity Commission or similar governmental agency during the last twelve (12) months; and

            (f)    Within the past ninety (90) days, Seller has not engaged in any plant closing or mass layoff as such terms are defined in the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN") involving the Business. Schedule 5.15 lists all Business Employees that have suffered any employment loss due to any layoff (other than as a result of voluntary resignation and termination for cause) within the last ninety (90) days, and Seller represents that it has satisfied all severance liabilities and payroll sums due to such employees prior to the date hereof.

      5.16.    Employee Plans.

            (a)    Schedule 5.16(a) identifies each Employee Plan and Employee Benefit Arrangement. Seller has furnished or made available to Buyer copies of the Employee Plans, Employee Benefit Arrangements and all amendments thereto together with, where applicable, (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto), and (ii) each Employee Plan's summary plan description and any summaries of material modifications thereto. For the past six (6) years, each Employee Plan and each Employee Benefit Arrangement is and has been maintained, administered, operated and funded in all material respects in accordance with it terms and in


compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA and the Code.

            (b)    Neither Seller, nor any entity aggregated with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each such entity, a "Related Employer"), except as could not reasonably be expected to have a Material Adverse Effect, has incurred (i) any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, (ii) any liability under Section 302 of ERISA or Section 412 of the Code, or (iii) any liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, that in any such case would become a Liability of Buyer after the Closing Date.

            (c)    No Employee Plan or Employee Benefit Arrangement covering Business Employees provides any Business Employee with medical or death benefits beyond termination of service or retirement, other than (i) coverage mandated by law, or (ii) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code.

            (d)    Each Employee Plan, which is intended to be qualified under Section 401(a) of the Code, is so qualified, and, to the Knowledge of Seller, there is no reason why any such plan would not be or remain qualified in form or operation. Each such Employee Plan (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service ("IRS") with respect to such Employee Plan's qualified status under the Code (as amended by all legislation to date) or (ii) has remaining a period of time under the Code or applicable treasury regulations promulgated thereunder or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. Seller has furnished Buyer with a copy of the most recent such letter issued with respect to each such Employee Plan.

            (e)    Except as set forth on Schedule 5.16(e), no Employee Plan covering any Business Employee is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"); and neither Seller, nor any entity aggregated with Seller under Section 414(b) or (c) of the Code or Section 4001 of ERISA, has at any time during the six (6) year period preceding the Closing Date, participated in, contributed to or been obligated to contribute to any Multiemployer Plan on behalf of Non-Union Business Employees, or incurred any withdrawal liability that has not been satisfied in full. Seller and each Related Employer have timely made all contributions that each of them has been required to make by operation Law or by contract to each Multiemployer Plan covering any Business Employees in which any of them participates (or to which any of them contributes or is obligated to contribute). The consummation of the Transactions in accordance with the terms of this Agreement or any related agreement will not result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, by Seller or any Related Employer from any Multiemployer Plan so as to result in any Liability of Buyer after the Closing Date. To the Knowledge of Seller (after consulting with a representative of the IAMAW Pension Plan), were Seller and all Related Employers to completely withdraw, within the meaning of Section 4203 of ERISA, from all Multiemployer Plans covering Business Employees in which any of them participates (or to which any of them contributes or is obligated to contribute) on the date hereof, none of them


would incur any withdrawal liability under Subtitle E of Title IV of ERISA. There has been no decline in contributions by Seller or any Related Employer to any Multiemployer Plan that, if continued, could result in a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, from such Multiemployer Plan in the future. To the Knowledge of Seller (after consulting with a representative of the IAMAW Pension Plan), no Multiemployer Plan covering Business Employees in which any Seller or Related Employer participates (or to which Seller or any Related Employer contributes or is obligated to contribute) is in reorganization status, within the meaning of Section 4241 of ERISA, or insolvent, within the meaning of Section 4245 of ERISA. Neither Seller nor any ERISA Affiliate has been notified by any Multiemployer Plan covering Business Employees that such plan intends to terminate or has been terminated under Section 4041A of ERISA.

            (f)    There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened with respect to (or against the assets of) any Employee Plan or Employee Benefit Arrangement. Seller has not been notified by the IRS, the Department of Labor ("DOL") or any other Governmental or Regulatory Body, that any Employee Plan or Employee Benefit Arrangement is currently under investigation, audit or review, directly or indirectly, by such Governmental or Regulatory Body, and, to the Knowledge of Seller, no such investigation, audit or review is under way or threatened by the IRS, the DOL or any other Governmental or Regulatory Body.

            (g)    Notwithstanding anything in this Section 5.16 to the contrary, the representations and warranties set forth in the last sentence of Section 5.16(a), Section 5.16(d) and the first sentence of Section 5.16(f) are limited to the Knowledge of Seller (after consulting with a representative of the IAMAW Pension Plan) insofar as they pertain to the IAMAW Pension Plan.

      5.17.    Environmental and Safety Matters. Except as set forth in Schedule 5.17:

            (a)    As relating to the Business or the Facilities, Seller has complied and is in compliance in all material respects with all applicable Environmental Laws and Safety Laws;

            (b)    Within the past three (3) years, Seller has not received any notice, request for information, notice of claim, demand, notification, citation, summons, Order, complaint, penalty, investigation, or review by any Governmental or Regulatory Body or any comparable written claim or notice from any other Person that Seller is liable or may be potentially responsible under any applicable Environmental Law or Safety Law that relates in any way to any Hazardous Materials stored or disposed on, in, under or from, or generated by or derived or transported from, the Facilities which is presently outstanding and unresolved;

            (c)    Seller has all permits, licenses, approvals, certifications, registrations, permissions, authorizations or franchises required for the conduct of the operation or conduct of the Facilities under applicable Environmental Laws and Safety Laws, and Seller is in compliance in all material respects with all permits, licenses, approvals, certifications, registrations, permissions, authorizations or franchises necessary for its operations in connection with the Facilities; and


            (d)    Seller is not party to, or subject to the terms of, any material consent order, consent judgment, consent decree, court or administrative order or judgment, agreement, schedule, or decree issued by any Governmental or Regulatory Body with respect to any past or present proceedings in connection with the Facilities.

For purposes of this Section 5.17 only, the phrase, "compliance in all material respects" means there is no non-compliance that is reasonably expected to result in fines, penalties or other costs in excess of $50,000 individually (or in the aggregate, in the case of any related series of circumstances, changes or effects).

      5.18.    Entire Business. Except as set forth on Schedule 5.18, except for any Excluded Assets, and except for any Governmental Authorizations and Contracts that cannot be assigned or transferred by Seller, the Assets comprise all of the properties, assets, rights and facilities material for the conduct of the Business in the manner in which it is presently conducted by Seller.

      5.19.    Compliance with Law. Except as set forth on Schedule 5.19.

            (a)    Seller is not in violation of any Law or Order to which the Business or the Assets or the Assumed Liabilities are subject; except for such violations, if any, which would not reasonably be expected to have a Material Adverse Effect.

            (b)    With respect to the Business and the Assets, Seller is not in material violation, breach or default of any term, condition, regulation or statute governing any Contract between the United States, or any agency thereof, and Seller existing as of the date hereof or the Closing Date.

            (c)    With respect to the Business and the Assets, Seller possesses all Governmental Authorizations necessary to carry on the business and operations of Seller as presently conducted, except where the lack of such licenses, permits, authorizations or approvals would not have, in the aggregate, a Material Adverse Effect.

            (d)    Seller is conducting and has conducted the Business in compliance with all Laws relating to export controls, except for such violations, if any, which would not reasonably be expected to have a Material Adverse Effect. Within the last three (3) years, Seller has not received any notice alleging that its conduct of the Business violates any such Laws.

            (e)    Seller has not, and to the Knowledge of Seller, no director, officer, agent, employee or other person working and/or associated primarily or exclusively to the Business and acting on behalf of Seller has used any of the Business' funds for improper or unlawful contributions, payments, gifts or entertainment, or made in connection with the operation of the Business any improper or unlawful expenditures relating to political activity to any government official or other person. To the Knowledge of Seller, none of Seller or any director, officer, agent, employee or other person working and/or associated primarily or exclusively to the Business and acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

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      5.20.    Brokers. Except as set forth on Schedule 5.20, all negotiations relative to the Transaction Documents and the Transactions have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment. Any fee, commission or similar payment payable to any party identified on Schedule 5.20 will be satisfied by Seller, and in any event will be treated as an Excluded Liability.

      5.21.    Disclaimer of Seller. Except as otherwise provided in this Article V, the Assets to be sold hereunder to Buyer are being sold AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. In addition and notwithstanding anything to the contrary herein or in any of the other Transaction Documents, the Space and Missile Business Assets are being sold ON A QUIT CLAIM BASIS AS IS AND WITHOUT ANY REPRESENTATION OR WARRANTIES WHATSOEVER.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer and Guarantor, jointly and severally, represent and warrant to Seller that the statements contained in this Article VI are true, correct and complete as of the date hereof.

      6.1.    Organization, Power, Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted and to enter into the Transaction Documents and to consummate the Transactions. Buyer is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business. Buyer is a wholly-owned indirect subsidiary of Guarantor. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Guarantor has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted and to enter into this Agreement. Guarantor is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business.

      6.2.    Due Authorization. The execution and delivery by Buyer and Guarantor of the Transaction Documents to which each is party, the performance by each of them of their respective obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer and Guarantor. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). This Agreement has been duly


executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      6.3.    No Conflict; Third Party Consents. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement do not, and of the other Transaction Documents will not, and the consummation of the Transactions will not, (i) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Buyer or Guarantor, (ii) result in the imposition of any Lien upon any of the properties or assets of Buyer or Guarantor, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which Buyer or Guarantor is a party or by which either of them is bound, (iii) result in a breach or violation by Buyer or Guarantor of any of the terms, conditions or provisions of any Law or Order, or (iv) except for the filing requirements set forth in Section 6.4, require on the part of Buyer or Guarantor any Governmental Authorization or any filing with or notice to any Governmental or Regulatory Body. Except as set forth on Schedule 6.3 or Schedule 6.4 or as disclosed in Section 6.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer or Guarantor of this Agreement or any of the other Transaction Documents to which Buyer or Guarantor is or is to become party or the consummation of the Transactions.

      6.4.    Government Authorizations. Execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and Guarantor, and consummation of the Transactions will not require on the part of either Buyer or Guarantor any Governmental Authorization, or any filing with or notification to, any Governmental or Regulatory Body except with respect to the following:

            (i)    The pre-merger notification requirements of the HSR Act;

            (ii)    The novation of the Government Contracts as contemplated by Section 8.9;

            (iii)    The facilities clearance requirements of the DSS, as set forth in the relevant Industrial Security Regulation and the National Industrial Security Program Operating Manual, as may be amended from time to time;

            (iv)    The Governmental Authorizations identified on Schedule 6.4; and

            (v)    Such other Governmental Authorizations, the failure to obtain or make would not result in a Loss of $1,000 individually or $5,000 in the aggregate.

      6.5.    Litigation. There is no Action or Proceeding pending or, to the Knowledge of Buyer and/or Guarantor, threatened, against Buyer which, if adversely determined, would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the


Transactions. There is no Order to which Buyer is subject which would reasonably be expected to adversely affect or restrict the ability of Buyer to consummate the Transactions.

      6.6.    Sufficient Funds. Buyer possesses sufficient funds to consummate the Transactions and affirms that it is not a condition to Closing that Buyer obtain financing for or related to any of the Transactions.

      6.7.    Brokers. All negotiations relative to the Transaction Documents and the Transactions have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

      6.8.    Buyer's Acknowledgment. Buyer acknowledges and agrees that some or all of the services and products of the Business would require licensing by either the United States Department of State or Department of Commerce in order to export such services or products to a foreign buyer. Buyer acknowledges and agrees that some or all of the equipment and know-how used in the Business are of such a nature that the export of such equipment or know-how would also require a license from either the United States Department of State or Department of Commerce.

      6.9.    Operations of Business. Buyer recognizes that Seller provides certain services and support to the Business, including without limitation, those generally described in the Transition Services Agreement. Buyer recognizes that such services and support are necessary for the ongoing operation of the Business, and that the assets owned by Seller which are necessary to provide such services and support will not be purchased by Buyer under this Agreement. Accordingly, Buyer recognizes that after the termination of the Transition Services Agreement, in order to conduct the Business, Buyer must provide, or contract with a third party to provide, the services and support currently being provided by Seller.

      6.10.    Buyer's Due Diligence. Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the Transaction Documents and the Transactions.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

      7.1.    Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

            (a)    The representations and warranties of Seller made in this Agreement and the other Transaction Documents shall be true, complete and correct in all material respects as of the date hereof (except for such representations and warranties that are qualified by their terms by reference to materiality, which shall be true in all respects) and as of the Closing Date, as though


made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true, complete and correct in all material respects or all respects, as the case may be, as of such date. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Seller at or prior to the Closing; and Seller shall have delivered to Buyer a certificate in substantially the form of Exhibit G hereto, dated the Closing Date, and signed by an authorized officer of Seller confirming the foregoing.

            (b)    No action shall have been taken by any Person, and no statute, rule, regulation, decree, injunction or order shall have been proposed, enacted or entered by any Governmental or Regulatory Body, that threatens to prohibit or unduly delay consummation of the Transactions or that would impose damages as a result thereof.

            (c)    All approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies which are necessary to consummate the Transactions shall have been obtained or taken place; provided, however, that the approvals, actions and notices listed on Schedule 7.1(c) need not be obtained prior to the Closing.

            (d)    Any and all consents, waivers, approvals, authorizations and notices which are necessary to consummate the Transactions or which, if not obtained or delivered, as applicable, would render legally impermissible the transfer of any Business Contract or material portion of the Assets shall have been obtained or delivered; provided, however, that the consents, waivers, approvals, authorizations and notices listed on Schedule 7.1(d) need not be obtained prior to the Closing.

            (e)    Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, that all Liens on the Assets being transferred, other than Permitted Liens, have been released or will be released at Closing.

            (f)    Seller shall have executed and delivered each of the Ancillary Agreements to which it is to be a party.

            (g)    Seller shall have delivered to Buyer a certificate of the Assistant Secretary of Seller in the form of Exhibit H hereto, certifying to the resolutions of the Board of Directors of Seller authorizing the transactions contemplated hereby and certifying that (i) such resolutions have not been revoked, suspended or amended and remain in full force and effect, and (ii) this Agreement has been approved and adopted by all requisite corporate action on the part of Seller.

            (h)    Buyer shall have received a legal opinion from Crowell & Moring LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to certain matters covered by Article V.

      7.2.    Conditions Precedent to the Obligations of Seller. The obligations of Seller to deliver the Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:


            (a)    The representations and warranties of Buyer and Guarantor made in this Agreement and the other Transaction Documents shall be true, complete and correct in all material respects as of the date hereof (except for such representations and warranties that are qualified by their terms by reference to materiality, which shall be true in all respects) on and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true, complete and correct in all material respects or all respects, as the case may be, as of such date. Buyer and Guarantor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Buyer and Guarantor at or prior to the Closing; and Buyer and Guarantor shall have delivered to Seller certificates dated the Closing Date and signed by authorized officers of Buyer and Guarantor, and in each case in the form of Exhibit I hereto, confirming the foregoing.

            (b)    No action shall have been taken by any Person, and no statute, rule, regulation, decree, injunction or order shall have been proposed, enacted or entered by any Governmental or Regulatory Body that threatens to prohibit or unduly delay consummation of the Transactions or that would impose damages as a result thereof.

            (c)    All approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies which are necessary to consummate the Transactions shall have been obtained or taken place; provided, however, that the approvals, actions and notices listed on Schedule 7.1(c) need not be obtained prior to the Closing.

            (d)    Any and all consents, waivers, approvals, authorizations and notices which are necessary to consummate the Transactions or which, if not obtained or delivered, as applicable, would render legally impermissible the assumption of the Assumed Liabilities shall have been obtained or delivered; provided, however, that the consents, waivers, approvals, authorizations and notices listed on Schedule 7.1(d) need not be obtained prior to the Closing.

            (e)    Buyer shall have executed and delivered each of the Ancillary Agreements to which it is to be a party.

            (f)    Buyer and Guarantor shall have delivered to Seller certificates of the Secretary of Buyer and Guarantor, and in each case in the form of Exhibit J hereto, certifying to the resolutions of the Board of Directors of Buyer and Guarantor, respectively, authorizing the transactions contemplated hereby and certifying that (i) such resolutions have not been revoked, suspended or amended and remain in full force and effect, and (ii) this Agreement has been approved and adopted by all requisite corporate action on the part of Buyer.

            (g)    Seller shall have received a legal opinion from Perkins Coie LLP, counsel to Buyer and Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to certain matters covered by Article VI.

            (h)    Buyer shall have delivered to Seller the Purchase Price in accordance with Section 4.1.

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ARTICLE VIII

COVENANTS

      8.1.    Examinations and Investigations. At any time prior to the Closing Date, Buyer shall be entitled, through its employees and representatives to enter upon and make such investigation of the assets, properties, business, employees and operations of Seller to the extent they relate to the Business, and such examination of the books and records, financial condition and operations of the Business as Buyer may reasonably request. Upon written request to Seller, Seller shall make available management-level Business Employees, and shall cause such Business Employees to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Assets, the Business and the Business Employees as Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller.

      8.2.    Conduct of Business. From the date hereof through the Closing Date, Seller will use commercially reasonable efforts to:

            (a)    conduct the Business in the ordinary course consistent with past practice in all material respects;

            (b)    take all reasonable steps to preserve and protect the Assets;

            (c)    cause all transactions between Seller and third parties to take place on arm's length terms;

            (d)    ensure that, except in the ordinary course of business, no change is made to any written agreement with any Business Employee or consultant relating primarily or exclusively to the Business, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance; and

            (e)    comply, in all material respects, with all Laws and Orders applicable to the Business.

      8.3.    Best Efforts. Subject to the terms and conditions herein provided, Seller, Buyer and Guarantor agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto or their officers, directors or representatives shall take all necessary action.

      8.4.    Regulatory and Other Approvals. Seller, Buyer and Guarantor will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all

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Governmental Authorizations (including, without limitation, all Governmental Authorizations necessary to effect a transfer of the Business Governmental Authorizations to Buyer), to make all filings with and to give all notices to Governmental or Regulatory Bodies and to obtain all consents from third parties required of such parties or their Affiliates to consummate the Transactions, (b) provide such other information and communications to such Governmental or Regulatory Bodies as such parties or such Governmental or Regulatory Bodies may reasonably request in connection therewith, and (c) cooperate with each other as promptly as practicable in connection with the foregoing. Without limiting the generality of the foregoing, Guarantor shall cause its subsidiary Armtec Defense Products Co. to provide such guaranties, deposits, bonds or other credit support and/or enhancements as shall be necessary to enable Buyer to (i) obtain all Governmental Authorizations and third party consents required on the part of Buyer to consummate the Transactions and/or (ii) obtain all necessary third party consents and approvals to the transfer (by novation or assignment) of the Business Contracts to Buyer. Each party hereto will provide prompt notification to the other party hereto when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications and, unless precluded by Law, provide copies to each other party hereto of any such communications that are in writing with any Governmental or Regulatory Body regarding any of the transactions contemplated by this Agreement.

      8.5.    Employees.

            (a)    Buyer shall offer employment to each Business Employee effective as of the Closing Date. Seller agrees to provide to Buyer such information as Buyer may reasonably request with respect to compensation, service, and other information relating to the employment of the Business Employees. Offers of employment to each Business Employee shall include rates of wages at least equivalent to that being paid to such employees as of the Closing Date and benefits packages substantially as set forth on Schedule 8.6(a). Notwithstanding the foregoing, the Transferred Employees shall be deemed employees at will of Buyer and nothing express or implied herein shall obligate Buyer to provide continuing employment to any Transferred Employee after the Closing for a specified period of time following the Closing Date. Similarly, nothing express or implied herein shall obligate Buyer to maintain without modification, substitution or termination the benefits described on Schedule 8.6(a) for a specified period of time following the Closing Date. Offers of employment to Union Business Employees, including rate of wages and other terms and conditions of employment, shall be made in accordance with the terms of the Labor Contracts and in compliance with applicable Laws, including the National Labor Relations Act ("NLRA").

            (b)    As permitted by IRS Revenue Procedure 96-60, Section 5, Seller and Buyer agree that Buyer, as the "successor" described therein within the meaning of Code Section 3121(a)(1), will furnish and file a single Form W-2 for wages paid by both Seller and Buyer to each Transferred Employee during the calendar year in which the Closing occurs, and Buyer assumes and shall perform Seller's entire Form W-2 reporting obligations for the Transferred Employees, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a correct and timely basis. Seller shall remain responsible for the Form W-2 reporting obligations for those employees who do not become Transferred Employees.

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Accordingly, provided that Seller furnishes Buyer with all information necessary to fulfill such obligation on a correct and timely basis, Buyer shall (i) furnish Forms W-2 to the Transferred Employees by January 31 following the calendar year in which the Closing occurs, and (ii) file Forms W-2 and W-3 as to the Transferred Employees with the Social Security Administration by the last day of February of such calendar year. With respect to Forms 941 for the quarter in which the Closing occurs, (i) Seller will attach a statement to its Form 941 which (1) explains the discrepancy that will exist between the amounts reported on its Form W-3 and four quarterly Forms 941, (2) includes the name, address, and identification number of Buyer, and (3) includes a reference to Revenue Procedure 96-60, and (ii) Buyer will attach a similar statement to its Form 941 referencing Seller. Finally, Seller will transfer to the successor all current Forms W-4 and W-5 that were provided to Seller by the Transferred Employees, and Buyer will keep the transferred Forms W-4 and W-5 on file and deduct and withhold from the wages it pays to the Transferred Employees according to the information supplied on those forms until a Transferred Employee submits a revised form. Seller and Buyer shall follow similar procedures with respect to state and local employment and withholding tax administration where such procedures are available.

            (c)    Following the execution of this Agreement, Seller shall provide Buyer access to, and facilitate meetings with, the Business Employees for the purposes of (i) making announcements concerning, and preparing for the consummation of, the Transactions and (ii) making presentations concerning the benefits packages to be offered by Buyer to the Transferred Employees upon Closing. To the extent reasonably requested by Buyer, Seller will cooperate with Buyer with respect to any of the foregoing. Any such meeting shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances.

            (d)    Buyer shall make any filings and shall deliver any notices required in connection with the transactions contemplated herein under WARN, or any similar law in the State of North Carolina or the State of Arkansas so that Seller shall have no liability under WARN as a result of the transactions contemplated hereby. Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of Seller to defend, Seller from and against any Liability under WARN or any similar state law, to any Business Employee who is found to have suffered an "employment loss" under WARN after the Closing, and any and all other Liabilities, including attorneys' fees, arising out of or resulting from any such employment loss or Buyer's failure to employ such employees or serve sufficient notice pursuant to WARN or any similar state law.

      8.6.    Employee Benefit Matters.

            (a)    Establishment of Benefit Plans for Transferred Employees. In accordance with Section 8.5(a), effective not later than the first day of the month following the Closing Date, Buyer shall establish or maintain for the Transferred Employees employee plans and employee benefit arrangements (collectively, "Benefit Plans") substantially as set forth on Schedule 8.6(a). All such Benefit Plans shall credit Transferred Employees for years of service with Seller for purposes of eligibility and vesting, but not for purposes of benefit accrual. Transferred Employees shall not be subject to any preexisting condition exclusions under any group health plan made available by Buyer to a Transferred Employee pursuant to the first sentence of this

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Section 8.6(a). Nothing express or implied herein shall obligate Buyer to maintain without modification, substitution or termination the benefits described on Schedule 8.6(a) for a specified period of time following the Closing Date.

            (b)    Pension Plan.

            (i)    Non-Union Transferred Employees. After the Closing Date, Non-Union Transferred Employees shall no longer actively participate in Seller's pension plan for Non-Union Business Employees but shall be provided with coverage under the defined benefit pension plan identified on Schedule 8.6(a) effective as of September 1, 2002 or as soon as reasonably practicable thereafter. Non-Union Transferred Employees' accrued benefits under Seller's pension plan shall become fully vested upon the consummation of the Transactions, but shall remain with such plan and become payable in accordance with the applicable terms thereunder. Such employees shall not receive credit for eligibility or benefit accruals under Seller's pension plan after the Closing Date for services performed for Buyer.

            (ii)    Union Covered Employees. From and after the Closing, Buyer shall adopt and assume all of Seller's obligations (including, without limitation, the obligation to make contributions or, if applicable, withdrawal liability payments to) under the IAMAW Pension Plan. Following the Closing and until the expiration of the Labor Contracts, Buyer shall make contributions to the IAMAW Pension Plan with respect to the operations of the Business for substantially the same number of contribution base units for which Seller had an obligation to contribute immediately prior to Closing. From and after the Closing, Buyer shall satisfy all obligations under Section 4204(a)(1)(A) and (B) of ERISA with respect to the IAMAW Pension Plan, including all contribution and bonding obligations established therein. If Buyer engages in a complete or partial withdrawal from the IAMAW Pension Plan before the last day of the fifth plan year beginning after the Closing Date, Seller acknowledges that it will remain secondarily liable for any withdrawal liability arising under the IAMAW Pension Plan in connection with the Business, but only to the extent described in Sections 4204 and 4225. Buyer and Seller will cooperate with one another to obtain all information and take all actions that are necessary to avoid the Transactions constituting a withdrawal from the IAMAW Pension Plan.

            (c)    401(k) Plan. To the extent allowable under Section 401(k) of the Code and regulations issued thereunder, Non-Union Transferred Employees shall be eligible to receive, at their election, a distribution of their account balance from Seller's 401(k) plan, and Buyer shall cause the 401(k) plan identified on Schedule 8.6(a) to accept rollover of such distributions; provided, however, that Buyer need not cause such 401(k) plan to accept such rollovers if Buyer reasonably determines that such acceptance could jeopardize the tax-qualified status of such 401(k) plan. All Non-Union Transferred Employees' account balances shall fully vest upon the consummation of the Transactions and prior to rollover. Rollovers relating to any Non-Union Transferred Employee may include participant loans. Buyer and Seller agree not to place any loan with respect to a Non-Union Transferred Employee's rollover account into default during the period from the Closing Date until the rollover is completed, provided that such employee continues making loan repayments on a timely basis during such period in accordance with reasonable procedures established by Seller. Buyer and Seller shall coordinate with each other to

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ensure that the annual dollar limits applicable under Section 402(g) of the Code for the year in which the Closing Date occurs shall not be exceeded by any Non-Union Transferred Employee.

            (d)    Paid Time Off (PTO). Buyer shall assume all accrued paid time off liabilities of Seller with respect to the Transferred Employees ("PTO"), and such liabilities shall be reflected on the Closing Statement of Assets and Liabilities.

            (e)    Flexible Spending Account. Effective as of the Closing Date, Seller shall spin-off the health care and dependent care account balances (and related assets and liabilities) under Seller's flexible benefits plans with respect to the Transferred Employees (and no further contributions shall be credited thereto) and Buyer shall either (at its option) (i) assume such account balances (and related assets and liabilities) and incorporate them into a flexible spending plan in which eligible Transferred Employees may participate, or (ii) after the appropriate run-out period under Seller's flexible benefits plans, make special compensation payments to Transferred Employees whose account balances have been spun-off to Buyer, in amounts equal to the positive balances, if any, remaining in such spun-off accounts after payment of all claims permitted under the terms of Seller's flexible benefits plans.

            (f)    Severance Plan. Buyer agrees that it will give notice and/or make payments to any Transferred Employee whose employment is involuntarily terminated by Buyer (other than for cause) before the first anniversary of the Closing Date in accordance with Seller's severance policies (as set forth in Schedule 8.6(f)). Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance of employment for any Transferred Employee.

            (g)    Establishment of Benefit Plans for Union Transferred Employees. In accordance with Section 8.5(a), effective on the Closing Date, Buyer shall provide benefits to Union Transferred Employees and spouses and dependents thereof, who are entitled to benefits pursuant to the Labor Contracts (collectively, the "Union Covered Employees"). Buyer shall provide such benefits in compliance with the Labor Contracts and the requirements of applicable laws, including the NLRA. Any changes in the benefits for Union Covered Employees will be made only after notice to and consultation with the recognized collective bargaining, works council or other applicable representative, as and to the extent required by the NLRA and any other applicable labor law or the Labor Contracts. All such employee benefit plans and arrangements provided or maintained for Union Covered Employees shall credit Union Covered Employees for years of service with Seller for purposes of eligibility and vesting, but not for purposes of benefit accrual.

            (h)    COBRA. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Seller and

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the Selling Group shall indemnify, defend and hold harmless Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) for, from and against any and all Losses relating to, arising out of, or resulting from any and all COBRA obligations, Liabilities and claims related to M&A Qualified Beneficiaries. Seller and the Selling Group further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller or a member of the Selling Group shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate to enable Buyer to offer continuation coverage to such M&A Qualified Beneficiaries if Buyer determines it is legally obligated to do so.

      8.7.    Workers' Compensation. Effective as of the Closing Date, Buyer shall take all necessary and appropriate action to adopt or designate a workers compensation program to cover Transferred Employees that complies with applicable Law. Buyer's program shall be only responsible for claims for benefits with regard to which the injury or illness entitling a Transferred Employee to workers' compensation benefits occurs after the Closing.

      8.8.    Tax Matters.

            (a)    On or prior to the Closing Date, Seller will furnish to Buyer an affidavit stating under penalty of perjury, Seller's name, United States taxpayer identification number and address, and that Seller is not a foreign person for purposes of Section 1445(b)(2) of the Code (the "FIRPTA Certificate"). Seller agrees to withhold any Taxes required to be withheld pursuant to Section 1445(e) of the Code and Treas. Reg. Section 1.1445-5, and indemnifies Buyer fully for any Tax liability arising under Section 1445 of the Code.

            (b)    Seller shall pay all Taxes arising out of the operations of the Business (including, without limitation, ownership of the Assets) with respect to transactions or periods (or portions thereof) ending on or prior to the Closing Date which have not been reflected on the Closing Statement of Assets and Liabilities or which are not the responsibility of Buyer pursuant to Sections 4.3 and 4.4. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article V with respect to such Tax or any disclosures that may have been made with respect to Article V otherwise.

            (c)    Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the operations of the Business.

      8.9.    HSR Filings; Novations and Consents.

            (a)    HSR. Seller and Buyer will as promptly as practicable, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department

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of Justice (the "DOJ") the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Seller and Buyer will use all reasonable efforts to obtain any clearance required under the HSR Act for the Transactions, and to request early termination under the HSR Act.

            (b)    Other Authorizations and Consents. As promptly as practicable after the date hereof, Buyer and Seller shall make all other filings with Governmental or Regulatory Bodies, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

            (c)    Novation and Assignment of Contracts.

            (i)    Buyer and Seller will cooperate in seeking the transfer (by novation or assignment) of all Business Contracts from Seller to Buyer, effective as of or as soon as practicable after the Closing Date. For each Business Contract, Seller and Buyer will use all reasonable efforts to obtain the consent and approval of the other party or parties to that Business Contract to novate Seller's obligations and rights to Buyer, so that Buyer is substituted for Seller under the Business Contract and Seller is relieved of all further liabilities and rights. Failing approval for novation, Seller and Buyer shall use all reasonable efforts to obtain all required consents and approvals for assignment of the Business Contract from Seller to Buyer; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent, novation or assignment which Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Contract. Nothing in this Agreement shall be deemed to constitute an assignment or novation of any Business Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or affect the rights of Seller thereunder.

            (ii)    In the event any Business Contract cannot be transferred in accordance with Section 8.9(c)(i), with respect thereto, then as of the Closing, this Agreement, to the extent permitted by law and the terms of the Business Contract, shall constitute full and equitable assignment by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's obligations and liabilities under, such Business Contract, and Buyer shall be deemed Seller's agent for purpose of completing, fulfilling and discharging all of Seller's liabilities thereunder. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Business Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

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            (iii)    Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller arising after the Closing Date and relating to such performance or failure to perform under the Business Contracts, regardless of whether the Business Contract is transferred in accordance with either Section 8.9(c)(i) or (ii), or whether the Business Contract becomes subject to the provisions of Section 8.9(d).

            (d)    Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Business Contracts as described in Section 8.9(c), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such Business Contract, or would not assign all Seller's rights thereunder at the Closing and provided Buyer waives Section 7.1(d) (if applicable) with respect thereto, from and after the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to obtain all consents and approvals required to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use all reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Business Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Business Contract against any third Person (including any Governmental or Regulatory Body) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Business Contract referred to herein (whether from Seller or otherwise), Buyer shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental or Regulatory Body) the obligations of Seller thereunder or in connection therewith. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold harmless from, all Liabilities of Seller relating to such performance or failure to perform, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement with respect to the Business Contract which is the subject of such failure.

      8.10.    Record Retention. Each party agrees that for a period of not less than five (5) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) Business Days' prior written notice of such intended disposition and by offering to deliver to the other party, at the other party's expense, custody of such books and records as such first party may intend to destroy.

      8.11.    Use of Names. Except as set forth on Schedule 2.1(g), no interest in any Marks of Seller is being transferred to Buyer pursuant to the Transactions. Buyer will promptly and in any event within forty-five (45) days following the Closing Date, remove or obliterate all such Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and Buyer shall not, put into use after the Closing Date any such materials not in existence on the Closing Date that bear any Mark; provided, however, that

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if such materials are used by Buyer during such forty-five (45) day period, Buyer shall conspicuously note thereon that ownership of the Business has transferred to Buyer. Notwithstanding the foregoing, Buyer will not be obligated to remove or obliterate any Marks from any Inventory of the Business existing as of the Closing Date, and Buyer shall only be obligated to use commercially reasonable efforts to remove or obliterate any Marks on any stamps, tools, dies or other equipment as soon as practicable after the Closing.

      8.12.    Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws or similar laws of the jurisdiction in which the Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the transaction contemplated hereunder and the parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyer to waive any requirement for compliance on the part of Seller with the procedures of any such laws, Seller hereby agrees to indemnify and save and hold harmless Buyer and its Affiliates and each of their respective successors and assigns from and against any and all Loss arising out of or resulting from the failure of Seller to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement; provided, however, that Seller shall have no obligation to indemnify Buyer or its Affiliates for any Loss arising from Buyer's failure to pay or discharge any Assumed Liability.

      8.13.    Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of each party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer shall cooperate with each other to issue a joint press release regarding the Transactions following the Closing.

      8.14.    Confidentiality. The parties acknowledge that the information being provided to one another in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

      8.15.    Non-Competition.

            (a)    Seller will not, and shall cause its Affiliates not to, for a period of two (2) years from the Closing Date, directly or indirectly acquire, own (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), participate or engage in, anywhere in the world, the development, manufacture, marketing, sale or supply of radar countermeasure chaff products or infrared decoy flare products of a type similar to, or competitive with, those developed, manufactured, sold, marketed or supplied by the Business prior to the Closing; provided, however, that Seller and/or an Affiliate shall be permitted to market a system or platform that includes a radar countermeasure chaff product and/or an infrared decoy flare product that is/are

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manufactured by Buyer or a third party if such component(s) represents fifteen percent (15%) or less (in market value) of such system or platform.

            (b)    Notwithstanding the foregoing, Seller and its Affiliates shall not be prohibited from (i) continuing to engage in any type of business conducted by Seller or its Affiliates as of the date hereof which is not part of the Business, (ii) selling products or services that are under development by Seller or its Affiliates as of the date hereof which are not part of the Business, (iii) purchasing products or services from, or selling products or services to, an entity which is engaged in the manufacture, sale or supply of radar countermeasure chaff products or infrared decoy flare products, or (iv) acquiring any entity which is engaged in developing, manufacturing, marketing, selling or supplying radar countermeasure chaff products or infrared decoy flare products of a type similar to, or competitive with, those developed, manufactured, sold, marketed or supplied by the Business prior to the Closing if in its last full fiscal year prior to such acquisition, the consolidated revenues of such entity from such activities constituted fifteen percent (15%) or less of the total revenues of such entity.

            (c)    For a period of two (2) years from the Closing Date, Seller shall not hire or attempt to hire, in any capacity, any Transferred Employee; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to Transferred Employees or (ii) to any Transferred Employee who is terminated by Buyer after the Closing Date or terminates his or her employment with Buyer without any solicitation from Seller.

            (d)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.15 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      8.16.    Austin Tangible Assets. Except as otherwise provided in the Transition Services Agreement, not later than thirty (30) days after the Closing, Seller shall cause, at Buyer's sole risk and expense, all of the Austin Tangible Assets and the Space and Missile Assets to be removed from Seller's Austin, Texas facilities and transported to the Arkansas Facilities or such other location of Buyer as Buyer may determine. Prior to such removal, Seller will store, at Buyer's sole risk, the Austin Tangible Assets and the Space and Missile Assets at its Austin, Texas facilities.

      8.17.    Warranty Obligations.

            (a)    Further to Section 2.3(c), Buyer shall perform, fulfill and discharge all product warranty obligations created by Seller, and shall remedy and resolve all claims arising from manufacturing or design defects (excluding product liability claims), in either case with respect to products and services sold or provided by Seller prior to the Closing in connection with the operation of the Business. Seller agrees to reimburse Buyer for any and all costs

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reasonably incurred by it in connection with the performance of its obligations under the foregoing sentence with respect to valid warranty or defect claims asserted prior to the expiration of all warranties made by Seller with respect to products or services sold or provided by Seller in connection with Seller's operation of the Business prior to the Closing Date. If such costs are incurred by Buyer, Buyer shall deliver to Seller an invoice which includes a detailed description of the warranty or defect claims and the warranty work and/or other corrective actions provided by Buyer with respect thereto and an accounting of the costs incurred by Seller therefrom. Seller shall pay any such invoice within thirty (30) days of its receipt.

            (b)    In the event that Seller disputes any amount for which Seller has been invoiced by Buyer pursuant to Section 8.17(a), Seller shall provide to Buyer a written notice of such dispute, which notice shall describe the disputed amount and the invoiced items in question (a "Dispute Notice"), within twenty (20) days following Seller's receipt of the invoice. In the event of any such dispute, Seller shall only be required to pay to Buyer the undisputed portion of such invoice until resolution thereof. Seller and Buyer agree to negotiate in good faith to resolve any such disputed amount. If Seller and Buyer are unable to resolve all disagreements properly identified by Seller pursuant to the Dispute Notice within thirty (30) days after delivery of such Dispute Notice by Seller to Buyer, then such disagreement shall be submitted to the Chief Financial Officers (or equivalent officers) of Seller and Buyer, who will each use reasonable efforts to resolve such disputes within fifteen (15) days of the matter being referred to them. If, after such fifteen (15) day period, such officers are unable to resolve the dispute, the matter shall be submitted for final and binding resolution to an Accounting Arbitrator (selected in accordance with Section 4.2(e)). Seller and Buyer shall cooperate with the Accounting Arbitrator and provide access to such records as required by the Accounting Arbitrator to resolve the dispute. The Accounting Arbitrator shall deliver to Seller and Buyer, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth its findings as to the disputed amount. The decision of the Accounting Arbitrator shall be final and binding upon Seller and Buyer, notwithstanding any other dispute resolution provision of this Agreement. The expenses and costs of the Accounting Arbitrator shall be borne one-half by Seller and one-half by Buyer.

      8.18.    Environmental Remediation.

            (a)    RFI Sites. Pursuant to its RCRA Permit, Seller is currently required to conduct a RCRA Facility Investigation ("RFI") with respect to the following portions of the Arkansas Facilities: the six Areas of Concern designated as numbers 1 through 6 on Table 1 (a copy of such Table 1 ("Table 1") is set forth on Schedule 8.18(a)) of that certain Phase I Environmental Assessment, dated April 2002 (the "Phase I Assessment"), prepared by Environ International Corporation (such six Areas of Concern, the "RFI Sites"). Depending upon the results of the RFI, Seller (or Buyer after Closing) may become required by ADEQ to undertake and complete certain corrective actions. Without limiting or waiving any defenses which Seller (or Buyer) has or may have to any position taken or requirement sought to be imposed by ADEQ (or any other Governmental or Regulatory Body), and without limiting any rights and claims it may have against any responsible third parties with respect thereto, and without admitting that it is liable therefor under applicable Environmental Laws, Seller covenants, at no cost to Buyer, (i) to cause the aforesaid RFI to be conducted as soon as reasonably practicable with respect to the

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RFI Sites (and any adjacent location on the Arkansas Facilities that ADEQ requires to be included in the RFI if and to the extent ADEQ believes that Hazardous Material contamination found at an RFI Site is physically connected to contamination at such other location) and in accordance with the provisions of the RCRA Permit as currently in effect and the requirements of ADEQ applicable to the RFI, and (ii) if as a result of such RFI, ADEQ finally determines that corrective action is required with respect to any of the RFI Sites, to cause a Corrective Measures Implementation Program to be completed with respect to each such RFI Site (and any adjacent location on the Arkansas Facilities if and to the extent it is determined, as a result of the RFI, that Hazardous Material contamination found at such RFI Site is physically connected to contamination at such other location) as soon as reasonably practicable, to the extent required by ADEQ (or any other Governmental or Regulatory Body that may succeed ADEQ with respect to matters identified in the relevant RFI). The obligations of Seller under this Section 8.18(a) shall be deemed to be satisfied with respect to an RFI Site, and Seller shall have no further obligations under this Section 8.18(a) with respect to such RFI Site, when either (x) ADEQ (or any other Governmental or Regulatory Body that may succeed ADEQ with respect to matters identified in the relevant RFI) issues a Determination of No Further Action with respect to such RFI Site, or (y) ADEQ (or any other Governmental or Regulatory Body that may succeed ADEQ with respect to matters identified in the relevant RFI) advises Seller in writing that it will not require further corrective action under the RCRA Permit as to the conditions or matters identified in the RFI with respect to such RFI Site.

            (b)    Non-RFI Sites.

            (i)    As more fully described in the Phase I Assessment, the following areas of concern potentially relating to Hazardous Materials are identified: the Areas of Concern designated as numbers 7 through 19 on Table 1 (the "AOCs"). Without limiting or waiving any defenses which Seller (or Buyer) has or may have to any position taken or requirement sought to be imposed by any Governmental or Regulatory Body, and without limiting any rights and claims it may have against responsible third parties with respect thereto, and without admitting that it is liable therefor under applicable Environmental Laws, Seller covenants, at no cost to Buyer, (x) to cause to be performed the further investigations that are recommended on page III-11 of the Phase I Assessment and in Table 1 (in the boxes marked "Status") in connection with certain AOCs, in order to determine whether there has been a Release of Hazardous Material at any of the AOCs and what corrective measures, if any, are required, as a consequence of any such Release, to bring such AOCs into compliance with applicable Environmental Laws, and (y) as soon as reasonably practicable after completing such further investigations, to cause to be completed such corrective measures, if any, as are so determined to be required to bring the AOCs into compliance with applicable Environmental Laws and are specified on Table 1.

            (ii)    AOC Notice of Completion; Notice of Disagreement. After completing all investigations and corrective measures required under Section 8.18(b)(i) with respect to each of the AOCs, Seller shall prepare and deliver to Buyer a written notice (the "Environmental Remediation Notice") describing all investigations and the corrective measures undertaken pursuant to Section 8.18(b)(i) (the "Environmental Remediation Efforts") and advising Buyer that Seller has fully satisfied its obligations under Section 8.18(b)(i) with respect

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to such AOC. If after receiving such notice, Buyer believes that Seller has not fully satisfied such obligations under Section 18.8(b)(i), Buyer shall notify Seller in writing of such belief within forty-five (45) days after delivery of the Environmental Remediation Notice, which notice shall describe the nature of its disagreement with Seller in reasonable detail and identify all deficiencies in the Environmental Remediation Efforts undertaken with respect to such AOC. After the end of such forty-five (45) day period, Buyer may not introduce additional disagreements with the Environmental Remediation Efforts undertaken with respect to such AOC; and any aspect of such Environmental Remediation Efforts not identified by Buyer in its notice to Seller shall be deemed to have been satisfactorily completed by Seller; and Seller shall have no further obligations under Section 8.18(b)(i) with respect thereto. During the forty-five (45) day period of its review, Buyer shall have reasonable access to any documents, schedules or workpapers used or produced in the Environmental Remediation Efforts.

            (iii)    Resolution of Disputes. Buyer and Seller agree to negotiate in good faith to resolve any disagreements properly noticed by Buyer under Section 8.18(b)(ii) regarding the Environmental Remediation Efforts undertaken with respect to a given AOC. If Buyer and Seller are unable to resolve all disagreements involving a given AOC properly identified by Buyer within thirty (30) Business Days after delivery of its written notice to Seller, then such disagreements shall be submitted for final and binding resolution to a Neutral Environmental Firm to resolve such disagreements (the "Environmental Arbitrator") selected by mutual agreement of Buyer and Seller; provided that (x) if the parties are unable to agree on a Neutral Environmental Firm to act hereunder, each party shall select a Neutral Environmental Firm and such firms together shall select the Neutral Environmental Firm to act as the Environmental Arbitrator, and (y) if any party does not select a Neutral Environmental Firm within ten (10) days of written demand therefor by the other party, the Neutral Environmental Firm selected by the other party shall act as the Environmental Arbitrator. The Environmental Arbitrator will only consider those items regarding the Environmental Remediation Efforts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement and shall deliver to Buyer and Seller, as promptly as practicable and in any event within 60 Business Days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Environmental Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Environmental Arbitrator shall be borne one-half by Buyer and one-half by Seller. If pursuant to this Section 8.18(d), Seller agrees to perform or is determined to be obligated to perform additional investigative or corrective measures under Section 8.18(b)(i) with respect to a given AOC, the provisions of Section 8.18(b)(ii) and this Section 8.18(b)(iii) shall again become applicable with respect to such additional work; and Seller shall submit a new Environmental Remediation Notice (with respect to such additional work only) after it believes it has been completed. Seller shall have no further obligations under Section 8.18(b)(i) with respect to a given AOC once Seller has been determined to have satisfactorily completed all such obligations with respect thereto pursuant to this Section 8.18(b)(iii).

            (c)    Environmental Cooperation and Mitigation.

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            (i)    Cooperation of Buyer. Buyer shall (v) provide to Seller and its representatives, agents, contractors and designees all records, information and assistance reasonably requested by Seller in connection with the performance of its obligations and the exercise of its rights under this Section 8.18 or Section 9.3(b), (w) make available such of Buyer's employees who are or become familiar with the RFI Sites, the AOCs and/or the environmental issues to be addressed by Seller under this Section 8.18 or Section 9.3(b), (x) provide to Seller, within five (5) Business Days of Buyer's receipt thereof, with copies of all notices, correspondence and any other documents received by Buyer from any Governmental or Regulatory Body or third party relating in any way to the performance of Seller's obligations and the exercise of its rights under this Section 8.18 or Section 9.3(b), any Environmental Law issues affecting any of the RFI Sites or AOC's, or any actual or threatened groundwater investigation of the Main Area of the Arkansas Facilities, (y) provide to Seller notice (within five (5) Business Days of Buyer's knowledge) of any meetings of Buyer with any Governmental or Regulatory Body relating in any way to the RFI Sites, the AOCs or any other environmental matter that reasonably could be expected to relate to or affect any obligation of Seller under this Section 8.18 or Section 9.3(b), and (z) provide Seller with such other assistance and cooperation as it may reasonably request in connection with the performance of its obligations or the exercise of its rights under this Section 8.18 or Section 9.3(b) and/or any efforts by Seller to assert contribution or other claims against third parties that may be responsible or liable, in whole or in part, for any of the environmental matters to be addressed under this Section 8.18 or Section 9.3(b). Buyer agrees to provide full access to the Arkansas Facilities to the extent necessary to enable Seller and its representatives, agents, contractors and designees to perform its obligations and exercise its rights under this Section 8.18 and Section 9.3(b). Seller agrees that it will consult with Buyer in connection with its conduct of investigation and remediation efforts, and will use commercially reasonable efforts to minimize the disruption caused to Buyer's operation of the Business.

            (ii)    Cooperation of Seller. Seller shall (v) provide to Buyer and its representatives, agents, contractors and designees all records, information and assistance reasonably requested by Buyer in connection with Buyer's obligations under the RCRA Permit, (w) make available such of Seller's employees who are or become familiar with the RCRA Permit, RFI Sites, the AOCs and/or the environmental issues to be addressed by Seller under Section 8.18 or Section 9.3(b); (x) provide to Buyer (within five (5) Business Days of Seller's receipt thereof) copies of all notices, correspondence and any other documents received by Seller from any Governmental or Regulatory Body or third party relating in any way to the RCRA Permit, Seller's obligations under this Section 8.18 or Section 9.3(b), any Environmental Law issues affecting any of the RFI Sites or AOCs, or any actual or threatened groundwater investigation of the Main Area of the Arkansas Facilities, (y) provide to Buyer notice (within five (5) Business Days of Seller's knowledge) of any meetings of Seller with any Governmental or Regulatory Body relating in any way to the RFI Sites or any other environmental matter in connection with the Arkansas Facilities, and (z) provide Buyer with such other assistance and cooperation as it may reasonably request in connection with the performance of its obligations under the RCRA Permit and/or any efforts by Buyer to assert contribution or other claims against third parties that may be responsible or liable, in whole or in part, for any of the environmental matters in connection with the Arkansas Facilities.

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            (iii)    Mitigation and Minimization of Environmental Losses. Buyer agrees to take all commercially reasonable steps (other than those that Seller is required to perform under Section 8.18(a) and (b)) after the Closing to minimize and mitigate to the extent practicable all Losses for which Seller would be liable under this Section 8.18 or Section 9.3(b). For so long as this Section 8.18 and Section 9.3 remain in effect, Buyer and Guarantor shall not, directly or indirectly, request or encourage any Governmental or Regulatory Body or third party to (x) conduct or cause to be conducted a groundwater investigation of the Main Area of the Arkansas Facilities or (y) initiate any claim, investigation or action that would be reasonably likely to give rise to a Loss for which Seller would be liable under this Section 8.18 or Section 9.3. Buyer and Guarantor shall not admit any liability with respect to, or settle or compromise any claim, investigation or action that involves or could involve any Loss for which Seller would be liable under this Section 8.18 or Section 9.3 without Seller's prior written consent (which shall not be unreasonably withheld or delayed).

            (d)    Limitation of Seller's Liability. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, (i) Seller's aggregate liability under this Section 8.18 and Section 9.3 shall in no event exceed $25,000,000; and (ii) in the event Seller incurs $25,000,000 in Losses pursuant to this Section 8.18 and/or Section 9.3, Seller shall have no further obligations or liabilities under said Sections, and all remaining liabilities covered thereby shall be Assumed Liabilities hereunder.

            (e)    Miscellaneous. The covenants and provisions contained in this Section 8.18 will survive the Closing. Notwithstanding anything to the contrary herein, in no event shall Seller have any obligation under this Section 8.18, Section 9.3 or any other provision of this Agreement to investigate, take any corrective actions with respect to or indemnify Buyer against (i) any noncompliance with or violation of any Environmental Law by Buyer, (ii) any Release of any Hazardous Materials arising out of or relating to events or activities occurring after the Closing or (iii) subject to the following sentence, any Loss for which Seller would otherwise be liable under Section 8.18 or Section 9.3 to the extent such Loss was incurred or aggravated as a result of (x) acts or omissions of Buyer (other than merely by allowing existing conditions to remain), (y) any change, variation, modification or adjustment in, to or of the existing use or physical condition of the Facilities by Buyer after the Closing, or (z) information voluntarily given by Buyer after the Closing to a Governmental or Regulatory Body or third party in circumstances other than where there is a mandatory reporting requirement under applicable Environmental Laws or such voluntary disclosure is necessary solely to prevent an emergency or to obtain necessary Government Authorizations. Subsections (iii)(x) and (y) of the preceding sentence shall not be deemed to include any acts, omissions, changes, variations, modifications or adjustments undertaken by Buyer in the ordinary and normal course of conducting the Business or any expansion thereof, provided that in connection with such undertakings, Buyer uses the same level of care and prudence that would be expected if Buyer was solely liable for all Losses covered by this Section 8.18 and Section 9.3(b).

      8.19.    Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent

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that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, and (ii) for any other reasonable business purpose. Each party hereto and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 8.19 to any other Person without the prior consent of the other party unless (x) the disclosure is in response to legal order or subpoena, or (y) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence).

ARTICLE IX

INDEMNIFICATION; SURVIVAL

      9.1.    Indemnification by Seller. Subject to the terms and conditions of this Article IX, following the Closing, Seller shall indemnify Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon (a) any breach of any representation or warranty of Seller (other than those relating to Environmental Laws or Safety Laws) contained in this Agreement or any other Transaction Document which survives the Closing, (b) the breach of any covenant of Seller contained in this or any other Transaction Document (other than those relating to Environmental Laws or Hazardous Materials), or (c) any of the Excluded Liabilities; provided, however, that (i) Seller shall have no liability under Section 9.1(a) (i.e., with respect to a breach of a representation or warranty) unless the aggregate of all Losses arising thereunder for which Seller would, but for this proviso, be liable exceeds $300,000 (the "Basket") and then only to the extent of any such excess, (ii) after the Basket has been exceeded, Seller shall have no liability under Section 9.1(a) with respect to any individual case of a Loss that is less than $5,000, and (iii) Seller's aggregate liability under Section 9.1(a) shall in no event exceed $13,000,000. For the avoidance of doubt, indemnification for any Loss arising or resulting from or based upon matters relating to Environmental Laws, Hazardous Materials or Safety Laws (including, but not limited to, the matters set forth in Sections 5.17 and 8.18) is addressed exclusively in Section 9.3.

      9.2.    Indemnification by Buyer. Subject to the terms and conditions of this Article IX, following the Closing, Buyer and Guarantor, jointly and severally, shall indemnify Seller, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon (a) any breach of any representation or warranty of Buyer and/or Guarantor contained in this Agreement or any other Transaction Document which survives the Closing, (b) the breach of any covenant of Buyer contained in this Agreement or any other Transaction Document, or (c) any of the Assumed Liabilities; provided, however, that (i) Buyer and Guarantor shall have no liability under Section 9.2(a) (i.e., with respect to a breach of a representation or warranty) unless the aggregate of all Losses arising thereunder for which Buyer would, but for this proviso, be liable exceeds the Basket and then only to the extent of any such excess, (ii) after the Basket is exceeded, neither Buyer nor Guarantor shall have any liability

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under Section 9.2(a) with respect to any individual case of a Loss that is less than $5,000, and (iii) Buyer's and Guarantor's aggregate liability under Section 9.2(a) shall in no event exceed $13,000,000.

      9.3.    Indemnification for Environmental and Safety Matters.

            (a)    Subject to the terms and conditions of this Article IX, Seller shall indemnify Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by any such Indemnified Person, arising or resulting from or based upon any breach of the representations and warranties set forth in Section 5.17 and/or the covenants set forth in Section 8.18.

            (b)    Subject to the terms and conditions of this Article IX, in the event that the landlord or other owner of the Arkansas Facilities or a Governmental or Regulatory Body conducts or compels Buyer to conduct any groundwater investigation of the Main Area of the Arkansas Facilities (as identified in the Phase I Assessment) to determine whether there has been one or more Releases of Hazardous Materials into the groundwater under the Main Area of the Arkansas Facilities and in the event such investigation determines that such a Release has occurred, Seller shall indemnify Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, employees and agents against, and hold them harmless from, any Loss suffered or incurred by such Indemnified Person arising or resulting from or based upon any investigation or remediation of the groundwater under the Main Area of the Arkansas Facilities to the extent such Release(s) are shown to have arisen prior to the Closing from Seller's (or any of its corporate (by merger or name change) predecessors' (each such corporate predecessor, a "Corporate Predecessor")) operation of the Business or the Arkansas Facilities. For the avoidance of doubt, any Loss that arises from a Release of Hazardous Materials into groundwater, which Release occurs after the Closing, shall constitute an Assumed Liability and shall be subject to Section 9.2. If Buyer becomes obligated to conduct any investigation and/or remediation for which Seller would be obligated to indemnify Buyer under this Section 9.3(b), then Seller, if it so chooses, may assume such obligation and conduct such required investigation and/or remediation.

            (c)    Notwithstanding anything to the contrary in this Agreement, in the event that any Release(s) described in paragraph 9.3(b) above occurred prior to Seller's (and its Corporate Predecessors') occupancy of the Arkansas Facilities or otherwise did not arise from Seller's (or its Corporate Predecessors') operation of the Business or the Arkansas Facilities (any such Release, a "No Fault Release"), each of Buyer and Seller and their respective Affiliates, successors, assigns, officers, directors, employees and agents will bear their own Losses with respect to such investigation, determination and any resultant remediation (or proportion thereof that pertains to a No Fault Release), and neither party will be obligated to indemnify the other with respect thereto. To the extent that it is determined that a Release(s) described in paragraph 9.3(b) above is both a Release for which Seller is liable under Section 9.3(b) and a Release that occurred after the Closing, Seller's indemnification obligation with respect to any such Release under Section 9.3(b) may be set-off against Buyer's indemnification obligation with respect thereto under Section 9.2.

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            (d)    The indemnification and other obligations set forth in Sections 9.3(b) and 9.3(c) will terminate on the earlier of (i) five (5) years following the Closing Date or (ii) two (2) years following the date on which it is determined that the corrective measures required with respect to the AOCs covered in Section 8.18(b) have been completed (or any disputes with respect thereto have been finally resolved) in accordance with such Section 8.18(b).

            (e)    Seller's aggregate liability for Losses arising or resulting from or based upon matters relating to Environmental Laws, Hazardous Materials or Safety Laws (including, but not limited to, Sections 5.17, 8.18 and 9.3) shall be limited as set forth in Section 8.18(d).

            (f)    For purposes of this Section 9.3, the term "Loss" includes the full amount (if a cash deposit is required) or the reasonable out-of-pocket expenses (if a letter of credit, bond or similar instrument is required) of any financial assurance Buyer or Seller is required by a Governmental or Regulatory Body to provide to secure the environmental clean-up obligations that are Seller's responsibility under Section 8.18. Buyer will provide Seller a written invoice including evidence of the amount or cost of any such financial assurance that Buyer is required to provide, and Seller will promptly reimburse Buyer for the full amount or the cost of such financial assurance. That portion, if any, of any such financial assurance for which Seller has reimbursed Buyer that is returned to Buyer at the conclusion of the environmental remediation called for by Section 8.18 will be paid over to Seller within ten (10) Business Days of Buyer's receipt thereof. Any amount of the financial assurance returned to Seller, whether by Buyer to Seller pursuant to the preceding sentence or directly by such Governmental or Regulatory Body to Seller, will not count against the environmental indemnification cap set forth in Sections 8.18(d) and 9.3(e).

      9.4.    Losses Net of Insurance, Etc. Subject to the terms and conditions of this Article IX, following the Closing:

            (a)    The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts (i) actually recovered or (ii) which are covered by, and recoverable, on a commercially reasonable basis, by the Indemnified Person under, insurance policies in effect and applicable to such Loss and of any related reserve in respect thereof reflected on the final Closing Statement of Assets and Liabilities.

            (b)    Any payment or indemnity required to be made pursuant to Sections 9.1, 9.2 or 9.3 shall be adjusted to take into account any reduction in Taxes realized by the Indemnified Person (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Person that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) as a result of the Loss giving rise to the payment or indemnity. In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree (a) to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnified Person, as if such Indemnified Person were subject to tax at the highest marginal tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Person and (b) to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the final Purchase Price, unless either party receives a written opinion, reasonably satisfactory in

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form and substance to the other party, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a federal, state or local income tax return.

            (c)    Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transaction Documents or the Transactions.

            (d)    Notwithstanding Sections 9.1 and 9.3, Buyer shall not be entitled to indemnification under this Article IX with respect to any Loss that is reserved as a Liability on the Closing Statement of Assets and Liabilities; provided, however, that this limitation only applies up to the amount of the reserve so reflected on the Closing Statement of Assets and Liabilities.

            (e)    The parties hereto agree that the indemnification provisions of this Article IX are intended to provide the exclusive remedy following the Closing as to all Losses either may incur arising from or relating to the Transaction Documents or the Transactions, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

            (f)    The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article IX (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

            (g)    If any party fails to deliver a payment to the other under any of Sections 9.1, 9.2 or 9.3 within fifteen (15) Business Days after the final determination or adjudication (after expiration of all applicable appeal periods) of the amount of such Loss, the amount due will bear interest from its due date to the date it is paid at a per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the date such payment is due.

      9.5.    Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Person shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 9.7; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) (a "Claim Notice") to the Indemnifying Person.

      9.6.    Procedures Relating to Indemnification.

            (a)    In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim within ten (10) Business Days after receipt by such Indemnified Person of written notice

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of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim. The commencement or threatened or ordered commencement of a groundwater investigation covered by Section 9.3(b) shall be deemed a Third Party Claim.

            (b)    If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and such Indemnified Person reasonably concludes that the Indemnifying Person lacks the financial and personnel resources to vigorously defend such Indemnified Person, that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, then in each such case the Indemnified Person may elect to retain the defense of such Third Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its Losses incurred in such defense (including, without limitation, reasonable attorneys fees), such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Person shall not admit any liability with respect to, or settle, compromise or


discharge any Third-Party Claim without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld or delayed).

      9.7.    Survival of Representations and Warranties. All representations, warranties and covenants contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force and effect (a) until the expiration of all applicable statutes of limitation, with respect to matters covered by Section 5.12 (Tax Matters) and Section 8.18 (Environmental Remediation), (b) for a period of ten (10) years following the Closing Date, with respect to matters covered by Section 5.10(c) (Title to the Assets) and Section 8.6 (Employee Benefits Matters), (c) for the period specified in Section 9.3(d), with respect to the matters covered by Section 9.3(b) and Section 9.3(c), (d) for a period of eighteen (18) months following the Closing Date, with respect to all other representations and warranties and any covenant or agreement to be performed prior to the Closing, or (e) with respect to each other covenant or agreement contained in this Agreement or any other Transaction Document, until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of ten (10) years, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b), (c), (d) or (e) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

      9.8.    Escrow Agreement. Buyer may, from time to time and in accordance with the terms of the Escrow Agreement, make indemnification claims against the amount in the Escrow Account to satisfy Seller's indemnification obligations under the terms of this Agreement.

ARTICLE X

TERMINATION OF AGREEMENT

            This Agreement may be terminated prior to the Closing as follows:

            (a)    By the mutual written consent of Seller and Buyer;

            (b)    By either Seller or Buyer, if the Closing shall not have occurred by August 31, 2002 (or at such later date upon which the parties may mutually agree in writing); provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date;

            (c)    By either Buyer or Seller if (i) the transactions contemplated hereby shall violate any Order or (ii) there shal be a Law which makes the transactions contemplated hereby illegal or otherwise prohibited; or

            (d)    By either Buyer or Seller in the event that the other makes a material misrepresentation or breaches a covenant, agreement or warranty set forth in this Agreement, but such non-misrepresenting or non-breaching party's election to terminate shall not limit, waive or prejudice such party's remedies at law or in equity.


ARTICLE XI

MISCELLANEOUS

      11.1.    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby (including, without limitation, (i) legal, accounting and other professional fees, and (ii) in accordance with Section 4.3(c), any transfer, sales, use and other Taxes associated with the transfer of the Assets to Buyer). Without limiting the foregoing, Buyer will pay all filing fees payable under the HSR Act. Each of Buyer and Seller agree to indemnify and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other party.

      11.2.    Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles that would require the application of any other law.

      11.3.    Jurisdiction; Service of Process. Except for any disputes relating to purchase price adjustments, purchase price allocation, invoices for warranty work or Environmental Remediation Notices covered by Sections 4.2, 4.3(a), 8.17 and 8.18, respectively (which shall be resolved pursuant to Sections 4.2, 4.3(a), 8.17 and 8.18, respectively), any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

      11.4.    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS


AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

      11.5.    Attorneys' Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

      11.6.    Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

      11.7.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (a) delivered by hand or by a nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

      if to Buyer and/or Guarantor, to:

            Armtec Countermeasures Co.
            P.O. Box 848
            Coachella, CA 92236-0848
            Attention: Robert Harris
            Tel: (760) 398-8388
            Fax: (760) 398-4609
            E-mail: rharris@armtecdefense.com

      and to:

            Esterline Technologies Corporation
            10800 NE 8th St., Ste. 600
            Bellevue, WA 98004

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            Attention: Steve Larson
            Tel: (425) 453-9400
            Fax: (425) 453-2916
            E-mail: slarson@esterline.com

      with a copy to:

            Perkins Coie LLP
            1201 Third Ave., 40th Fl.
            Seattle, WA 98101
            Attention: Andrew Bor
            Tel: (206) 583-8557
            Fax: (206) 585-8500
            E-mail: Abor@perkinscoie.com

      if to Seller, to:

            BAE SYSTEMS INTEGRATED DEFENSE SOLUTIONS INC.
            6500 Tracor Lane
            Austin, TX 78725
            Attention: Sophia L. Rafatjah, Esq.
            Tel: (512) 929-2224
            Fax: (512) 929-2257
            E-mail: sophia.rafatjah@baesystems.com

      with a copy to:

            Crowell & Moring LLP
            1001 Pennsylvania Avenue, N.W.
            Washington, DC 20004-2595
            Attention: James R. Stuart, III, Esq.
            Tel: (202) 624-2865
            Fax: (202) 628-5118
            E-mail: jstuart@crowell.com

Either party hereto may change its contact information for notices and other communications hereunder by notice to the other party hereto.

      11.8.    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party (including, by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party (which shall not be unreasonably withheld). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties.


      11.9.    No Third-Party Beneficiaries. Except as provided in Article IX as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

      11.10.    Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

      11.11.    Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

      11.12.    Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

      11.13.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

      11.14.    Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      11.15.    Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

      11.16.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.


      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

BAE SYSTEMS INTEGRATED DEFENSE SOLUTIONS INC., as Seller

By: /s/ Robert H. Swanson Name: Robert H. Swanson Title: President
ARMTEC COUNTERMEASURES CO., as Buyer

By: /s/ Robert D. George Name: Robert D. George Title: Vice President, Secretary & Treasurer
ESTERLINE TECHNOLOGIES CORPORATION, as Guarantor

By: /s/ Robert W. Cremin Name: Robert W. Cremin Title: Chairman, President and Chief Executive Officer


LIST OF EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J

Assignment and Assumption Agreement
Assignment of Patents
Bill of Sale
Arkansas Lease Assignments
North Carolina Lease Assignment
Transition Services Agreement
Escrow Agreement
Seller's Officer's Certificate
Seller's Assistant Secretary's Certificate
Buyer's and Guarantor's Officer's Certificate
Buyer's and Guarantor's Secretary's Certificate


LIST OF SCHEDULES

Schedule 1.1(a)
Schedule 1.1(b)
Schedule 1.1(c)
Schedule 1.1(d)
Schedule 2.1(a)
Schedule 2.1(d)
Schedule 2.1(e)
Schedule 2.1(f)
Schedule 2.1(g)
Schedule 2.1(k)
Schedule 2.1(l)
Schedule 2.2(c)
Schedule 2.2(d)
Schedule 2.2(f)
Schedule 2.2(j)
Schedule 5.3
Schedule 5.4
Schedule 5.5(a)
Schedule 5.5(b)
Schedule 5.6
Schedule 5.7
Schedule 5.8
Schedule 5.9
Schedule 5.11
Schedule 5.12
Schedule 5.13
Schedule 5.14
Schedule 5.15
Schedule 5.16(a)
Schedule 5.16(e)
Schedule 5.17
Schedule 5.18
Schedule 5.19
Schedule 5.20
Schedule 6.3
Schedule 6.4
Schedule 7.1(c)
Schedule 7.1(d)
Schedule 8.6(a)
Schedule 8.6(f)
Schedule 8.18(a)

Description of Arkansas Facilities
Related Labor Contracts
Lease Agreements
Description of North Carolina Facilities
Business Tangible Property
Business Real Property
Business Contracts
Business Governmental Authorizations
Business Intellectual Property
Austin Tangible Assets
Space and Missile Assets
Excluded Contracts
Claims, Demands, Deposits, Refunds, etc.
Excluded Intellectual Property
Other Excluded Assets
Seller Conflicts
Seller Governmental Authorizations
Financial Statements
Liabilities since Balance Sheet
Events Subsequent to Date of Balance Sheet
Warranty Obligations
Account Debtors
Material Contracts
Intellectual Property Infringements
Tax Matters
Litigation
Business Employees
Employee and Labor Relations
Employee Plans
Multiemployer Plans
Environmental Matters
Entire Business
Law or Order Violations; Statute or Regulation Violations
Brokers
Buyer Conflicts
Buyer Governmental Authorizations
Post-Closing Governmental Authorizations
Post-Closing Consents
Buyer's Employee Plans
Severance Plan
Table 1 of Phase I Assessment

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